As filed with the Securities and Exchange Commission on July 21, 2021

Registration No. 333-256699

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2529 Virginia Beach Blvd.

Virginia Beach, Virginia 23452
(757) 627-9088

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kaufman & Canoles, P.C.

150 W. Main Street, Suite 2100

Norfolk, VA 23510

(757) 624-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel P. Raglan, Esq.
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
(212) 504-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Non-transferable Rights(1)	N/A	N/A		N/A		N/A	(2)
7% Senior Subordinated Convertible Notes due 2031	$30,000,000.00	100	%(3)	$30,000,000.00	(3)(4)	$3,273.00
Common Stock, par value $0.01 per share, issuable upon conversion of the 7% Convertible Notes due 2031	4,800,000	$4.57	(5)	$21,936,000	(5)	2,393.22
Series B Preferred Stock, issuable in lieu of cash interest payment on the 7% Senior Subordinated Convertible Notes due 2031	2,571,166	$14.85	(6)	$38,181,815.10	(6)	$4,165.64
Series D Cumulative Convertible Preferred Stock, issuable in lieu of cash interest payment on the 7% Senior Subordinated Convertible Notes due 2031	2,124,753	$17.97	(7)	$38,181,811.41	(7)	$4,165.64
Total				$128,299,626.51		$13,997.50	(8)

(1)	We are granting to our stockholders Rights to purchase 7% senior subordinated convertible Notes due 2031 (the “Notes”). Based on the $30,000,000 initial aggregate principal amount of Notes registered hereby, and the 9,706,994 shares of our common stock outstanding as of June 1, 2021, our common stockholders would receive one Right for each eight (8) shares of common stock if the offering of the Rights were to be made as of the date hereof.
(2)	The non-transferable Rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the Rights being offered hereby because the Rights are being registered in the same registration statement as the Notes to be offered pursuant to the Rights.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	Equals the aggregate principal amount of Notes being registered.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the registrant’s Common Stock on the Nasdaq Capital Market on July 6, 2021
(6)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the registrant’s Series B Preferred Stock on the Nasdaq Capital Market on July 6, 2021.
(7)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the registrant’s Series D Cumulative Convertible Preferred Stock on the Nasdaq Capital Market on July 6, 2021.
(8)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED JULY 21, 2021

PROSPECTUS

Wheeler Real Estate Investment Trust, Inc.

Rights to Purchase

$30 Million Aggregate Principal Amount of

7.00% Senior Subordinated Convertible Notes Due 2031

We are distributing, at no charge, to holders of our common stock, $0.01 par value per share (the “Common Stock”), on a pro-rata basis, non-transferable subscription rights (the “Rights”) to purchase up to $30 million in aggregate principal amount of our 7.00% senior subordinated convertible notes due 2031 (the “Notes”). We refer to the offering of the Notes through the Rights as the “Rights Offering.” Only holders of our Common Stock at 5:00 p.m., New York City time, on June 1, 2021, which we refer to as the “Record Date,” will be entitled to participate in the Rights Offering and receive Rights. Holders of our Common Stock as of the Record Date will receive one Right for each eight (8) shares of Common Stock owned. Each Right will entitle a holder to purchase $25.00 principal amount of Notes, provided that we will not issue any fractional Notes pursuant to the Rights Offering and exercises of Rights will be rounded down to the nearest whole increment of $25.

The Notes will bear interest at a rate of 7.00% per annum. Interest on the Notes will payable semi-annually on each of June 30 and December 31, commencing on December 31, 2021.

Interest on the Notes will be payable, at our election, in cash, in shares of our 9% Series B Preferred Stock (the “Series B Preferred Stock”) based on the Fair Market Value of a share of Series B Preferred Stock (using a trailing average 15-day Volume Weighted Average Closing Price (“15-day VWAP”)), less a 45% discount per share, in an amount equal to the applicable amount of interest for the interest period (rounded up to the nearest whole dollar), or in shares of our 8.75% Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) based on the Fair Market Value of a share of Series D Preferred Stock (using a trailing average 15-day VWAP), less a 45% discount per share, in an amount equal to the applicable amount of interest for the interest period (rounded up to the nearest whole dollar).

After January 1, 2024, we may redeem the Notes at any time (in whole or in part) at par plus accrued and unpaid interest for cash or shares of our Common Stock (using a trailing average 15-day VWAP) (less a 45% discount per share).

The Notes are convertible, in whole or in part, at any time, at the option of the holders thereof, into shares of our Common Stock at a conversion price of $6.25 per share of our Common Stock (the “Conversion Price”) (4 common shares for each $25.00 of principal amount of the Notes being converted); provided, however, that if at any time after September 21, 2023 holders of the Series D Preferred Stock have required us to redeem (payable in cash or stock) in the aggregate at least 100,000 shares of Series D Preferred Stock, then the Conversion Price shall be adjusted to the lower of (i) a 45% discount to the Conversion Price or (ii) a 45% discount to the lowest price at which any holder of Series D Preferred Stock converted into our Common Stock.

Upon a change of control, the Notes shall mandatorily convert into shares of our Common Stock at the Conversion Price. The Notes will be subordinated to all of our existing and future senior obligations.

Although we have no current specific plan for the proceeds of this Rights Offering, we intend to use the net proceeds of this Rights Offering for one or more of the following: repurchases of our Series D Preferred Stock; repurchases of our Series B Preferred Stock; repayment of our outstanding indebtedness; purchases of real estate assets; or working capital.

Pursuant to the terms of this Rights Offering, the Rights may be exercised for a maximum of $30 million of subscription proceeds (the “Maximum Offering Amount”). If the Rights Offering is not fully subscribed and you fully exercise your Rights, then you may also exercise an over-subscription privilege to purchase additional principal amount of Notes that remain unsubscribed as a result of unexercised Rights, such privilege being referred to as the “Over-Subscription Privilege.” The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on August 13, 2021, unless we extend the Rights Offering period. We may extend the Rights Offering and the period for exercising your Rights, in our sole discretion, up to an additional thirty (30) days.

You should carefully consider whether to exercise your Rights before the expiration of the Rights Offering. All exercises of Rights are irrevocable, even if the Rights Offering is extended. We are not making any recommendation regarding your exercise of the Rights.

The Rights are not transferable and will not be listed for trading on any exchange. We intend to list the Notes for trading on the Nasdaq Capital Market (the “Nasdaq”) and trade under the symbol “WHLRL.” Currently, there is no public market for the Notes and there can be no assurance that one will develop. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

Our Common Stock is listed on the Nasdaq under the symbol “WHLR.” On July 20, 2021, the last sale price of our Common Stock, as reported on the Nasdaq, was $3.20 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2021.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” on page 95 and “Incorporation by Reference” on page 96 before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is the Rights Offering?

A: The Rights Offering is a distribution at no charge to holders of our Common Stock of non-transferable Rights to purchase up to $30 million in aggregate principal amount of our 7.00% senior subordinated convertible notes due 2031. Only holders of our Common Stock at 5:00 p.m., New York City time, on the Record Date will be entitled to participate in the Rights Offering and receive Rights. Such holders will receive one Right for each eight (8) shares of Common Stock owned. Each Right will entitle a holder to purchase $25.00 principal amount of Notes, provided that we will not issue any fractional Notes pursuant to the Rights Offering and exercises of Rights will be rounded down to the nearest whole increment of $25. We expect to receive gross proceeds of $30 million in the Rights Offering.

Q:	What are the Rights?

A: The Rights give each holder the opportunity to purchase $25 principal amount of the Notes. We have granted to you, as a stockholder of record on the Record Date, one Right for every eight 8 shares of our Common Stock you owned at that time. Fractional Notes or cash in lieu of fractional Notes will not be issued in the Rights Offering. Instead, fractional Notes resulting from the exercise of the Right will be eliminated by rounding down to the nearest whole increment of $25.

You may exercise all or a portion of your Right or you may choose not to exercise any Rights at all. However, if you exercise less than your full Right, then you will not be entitled to purchase shares of Common Stock under your Over-Subscription Privilege.

Q:	What is the Over-Subscription Privilege?

A: The Over-Subscription Privilege of each Right entitles you, if you fully exercise your Right, to subscribe for additional principal amount of Notes issuable pursuant to Rights that were not exercised by other holders. The Notes sold through the Over-Subscription Privilege will be sold at the same subscription price and, if necessary, subject to proration based on relative Common Stock ownership.

Q:	Why are you doing the Rights Offering?

A: Beginning on September 21, 2023, holders of the Series D Shares will have the right to cause us to redeem their Series D Shares at a price of $25.00 per share plus the amount of all accrued but unpaid dividends. This redemption price is payable by us, at our election, in cash or shares of our Common Stock, or a combination of cash and shares of our Common Stock. Since January 2019, our Series D Shares (of which there are currently approximately 3.1 million shares outstanding) have been accruing unpaid dividends at a rate of 10.75% per annum of the $25.00 liquidation preference per Series D Share, or at $2.6875 per share per annum. As of April 16, 2021, the outstanding Series D Shares had an aggregate liquidation preference of approximately $78.6 million, with aggregate accrued and unpaid dividends in the amount of approximately $20.7 million. Furthermore, based upon the closing price of our Common Stock on July 20, 2021 of $3.20 per share, we believe it unlikely that holders of the Series D Shares would convert their shares into Common Stock at the current conversion price of $16.96 per share of Common Stock.

As such, there is a significant risk that we will not have sufficient cash to pay the aggregate redemption price, and would not be able to meet our redemption obligation without liquidating assets and/or substantial dilution of our Common Stock, which in turn would significantly reduce the value of any Common Stock paid to settle the redemption amount.

We launched a modified Dutch auction tender offer in December 2020 for up to $6 million of our Series D Preferred Stock, in which 1,467,162 shares were tendered and 387,097 shares were accepted for purchase for an aggregate cost of $6,000,000. We subsequently launched a modified Dutch auction tender offer in April 2021 for up to $12 million of our Series D Preferred Stock, in which 103,513 shares were tendered and accepted for purchase for an aggregate cost of $1,863,234. In order to raise sufficient capital to fund future repurchases of our Series D Preferred Stock, our Board has approved the Rights Offering.

While we have no current specific plan for the proceeds of this Rights Offering, in addition to future repurchases of our Series D Preferred Stock, we intend to use the net proceeds of this Rights Offering for one or more of the following: repurchases of our Series B Preferred Stock; repayment of our outstanding indebtedness; purchases of real estate assets; or working capital.

Q:	What happens if I choose not to exercise my Rights?

A: You will retain your current number of shares of our Common Stock even if you do not exercise your Rights. However, if you do not exercise your Rights, then the percentage of our Common Stock that you own may decrease, in which case and your voting and other rights will be diluted compared as to holders who exercise their Rights.

Q:	When will the Rights Offering expire?

A: The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on August 13, 2021, unless we decide to extend the Rights Offering until some later time or the Rights Offering is terminated. The subscription agent must actually receive all required documents and payments before that time and date in order for you to properly exercise your Rights. Although we will make reasonable attempts to provide this prospectus to our stockholders, the Rights Offering and all Rights will expire on the expiration date, whether or not we have been able to locate each person entitled to Rights.

Q:	How do I exercise my Rights?

A: You may exercise your Rights by properly completing and signing your Rights certificate (the “Rights Certificate”) if you are a record holder of our Common Stock, or by properly completing the subscription documents received from your bank or broker-dealer if your shares of Common Stock are held in street name. Your Rights Certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by Computershare Trust Company, N.A. (“Computershare”), the subscription agent for this Rights Offering, by 5:00 p.m., New York City time, on August 13, 2021, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures described below. Computershare is the transfer agent and registrar for our Common Stock. All funds received by the subscription agent from the exercise of Rights that are not fulfilled will be returned to investors, without interest or deduction, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of Rights if the subscription agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents.

Q:	How do I exercise my Over-Subscription Privilege?

A: If, and only if, you exercise the Right, then you will also have an Over-Subscription Privilege which will allow you to subscribe for an additional principal amount of Notes issuable pursuant to Rights that were not exercised by other stockholders. The Notes sold through the Over-Subscription Privilege will be sold at the same subscription price and, if necessary, subject to proration based on relative Common Stock ownership.

Q:	What form of payment must I use to pay the subscription price?

A: You must timely pay the full subscription price for the full amount of Notes you wish to acquire in the Rights Offering by delivering to the subscription agent an uncertified personal check or wire transfer of immediately available funds that clears before the expiration of the Rights Offering period. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

Q:	May I transfer or sell my Rights?

A: No. The Rights are non-transferable.

Q:	What should I do if I want to participate in the Rights Offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our Common Stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other Rights Offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering.

Q:	Will I be charged a sales commission or a fee if I exercise my Rights?

A: We will not charge a brokerage commission or a fee to Rights holders for exercising their Rights. However, if you exercise your Rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

Q:	Are there any conditions to my right to exercise my Rights?

A: Yes. We may cancel the Rights Offering, as determined by us in our discretion. There is also no minimum subscription required to complete the Rights Offering.

Q:	Can our board of directors extend, cancel or amend the Rights Offering?

A: Yes. We have the option to extend the Rights Offering and the period for exercising your Rights for a period not to exceed 30 days. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m. New York City time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Rights in this Rights Offering. If we elect to extend the Rights Offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the Rights Offering, in whole or in part, at any time prior to the expiration of the Rights Offering for any reason, including if, at any time before completion of the Rights Offering, there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of our board of directors would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering. In the event that the Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. However, the purchase price of any rights purchased in the open market prior to the cancellation of the Rights Offering will not be returned to such purchaser.

Q:	What is the recommendation of the board of directors regarding the Rights Offering Transaction?

A: Although the Rights Offering has been approved by our board of directors, neither we nor our board of directors are making any recommendation as to whether or not you should exercise your Rights. You are urged to make your decision based on your own assessment of your best interests and the Rights Offering and after considering all of the information herein, including the “Risk Factors” section of this prospectus beginning on page 5. You should not view our board’s approval of the Rights Offering as a recommendation or other indication that the exercise of your Rights is in your best interests. Further, certain members of our board who are eligible to participate in the Rights Offering have expressed their intent to participate.

Q:	Is it risky to exercise my Rights?

A: The exercise of your Rights involves risks. Exercising your Rights means buying the Notes and should be considered as carefully as you would consider any other investment. You should carefully consider the information under the heading “Risk Factors” beginning on page 5 and all other information included herein before deciding to exercise your Rights.

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Q:	Am I required to subscribe in the Rights Offering?

A: No. If you do not exercise any Rights, the number of shares of our Common Stock you own will not change. However, if you choose not to exercise your Rights, then your ownership interest in us may be diluted to a greater extent compared to the ownership interests of holders who exercise their Rights. In addition, if you do not exercise your Right in full, you will not be entitled to participate in the Over-Subscription Privilege.

Q:	After I exercise my Rights, can I change my mind and cancel my purchase?

A: No. All exercises are irrevocable.

Q:	What are the U.S. federal income tax considerations of receiving or exercising my Rights?

A: You should consult your tax advisor as to the particular consequences to you of the Rights Offering. A detailed discussion of the U.S. federal income tax consequences of receiving and exercising the Rights is contained in the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 67.

Q:	If the Rights Offering is not completed, will my subscription payment be refunded to me?

A: Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If the Rights Offering is not completed, then all subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you own shares of Common Stock in “street name,” then it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares of Common Stock.

Q:	How much capital will the Company receive from the Rights Offering Transaction?

A: If all of the Rights (including all Over-Subscription Privileges) are exercised in full by our stockholders, then we estimate that the net proceeds to us from the Rights Offering Transaction, after deducting estimated offering expenses, will be approximately $29 million.

Q:	Are we requiring a minimum overall subscription to complete the Rights Offering?

A: No. There is no minimum subscription required to complete the Rights Offering.

Q:	If I exercise my Rights, when will I receive the Notes purchased in the Rights Offering?

A: We will issue the Notes in book-entry form to the record holders who purchase the Notes in the Rights Offering as soon as practicable after the expiration date of the Rights Offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number the Notes to be issued to each exercising holder until 5:00 P.M., New York City time, on the third business day after the expiration date of the Rights Offering, which is the latest time by which Rights Certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” on page 40.

Q:	Will the rights be listed on a stock exchange or national market?

A: No. The Rights will not be listed for trading on any stock exchange or national market and are non-transferable.

Q:	How do I exercise my Rights if I live outside the United States?

A: We will not mail this prospectus or the Rights Certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the Rights Certificates for their accounts. To exercise Rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders” on page 41.

Q:	Who is the subscription agent for the Rights Offering?

A: The subscription agent is Computershare. If your shares of Common Stock are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee. If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service, to:

By mail: Computershare c/o Corporate Actions Voluntary Offer; COY: WHLR P.O. Box 43011 Providence, RI 02940-3011	By overnight courier: Computershare c/o Corporate Actions Voluntary Offer; COY: WHLR 150 Royall Street, Suite V Canton, MA 02021

We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the Rights Offering.

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, Rights Certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q:	What should I do if I have other questions?

A: If you have questions or need assistance, please contact Equiniti (US) Services LLC, the information agent for the Rights Offering, at : (516) 220-8356 (brokers); (833) 503-4130 (stockholders).

PROSPECTUS SUMMARY

This summary contains basic information about us and does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 and our financial statements and the notes thereto incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires or indicates, references to the “company”, “we”, “our” or “us” refers to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Wheeler REIT, L.P., a Virginia limited partnership (the “Operating Partnership”), of which we are the sole general partner.

Overview

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), is a Maryland corporation focused on owning, leasing and operating income producing strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. We have targeted competitively protected properties located within developed areas, commonly referred to as in-fill, that possess minimal competition risk and are surrounded by communities that have strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate. Our primary target markets include the Southeast and Mid-Atlantic.

Our portfolio is comprised of fifty-nine retail shopping centers and five undeveloped land parcels. Ten of these properties are located in Virginia, three are located in Florida, seven are located in North Carolina, twenty-three are located in South Carolina, twelve are located in Georgia, two are located in Kentucky, two are located in Tennessee, one is located in New Jersey, one is located in Alabama, one is located in West Virginia, one is located in Oklahoma and one is located in Pennsylvania. The Company’s portfolio had total net rentable space of approximately 5,511,881 square feet and a leased level of approximately 91.1% at March 31, 2021.

Financings, Warrants and Registration Rights Agreements

On March 12, 2021, the Company entered into a financing agreement (the “Magnetar/AY2 Financing Agreement”) by and among the Company, as borrower, certain subsidiaries of the Company from time to time party thereto, as guarantors (together with the Company, the “Loan Parties”), the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent. Odeon Capital Group LLC served as financial advisor to the Company in this transaction.

The Magnetar/AY2 Financing Agreement provides a term loan in the aggregate principal amount of $35.0 million (the “Loan”). The proceeds of the Loan: (i) were used to pay off the Company’s indebtedness under that certain financing agreement dated December 22, 2020, by and among the Company, certain subsidiaries of the Company from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Powerscourt Investments XXII, LP, as administrative agent and collateral agent (the “Powerscourt Financing Agreement”), (ii) shall be, or have previously been, used to fund the purchase or redemption of certain shares of the Company’s 8.75% Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”), and (iii) shall be, or have previously been, used to pay fees and expenses in connection with the transactions contemplated by the Magnetar/AY2 Financing Agreement. Subject to the terms of the Magnetar/AY2 Financing Agreement, the Loan bears interest at a rate per annum equal to 8%.

Pursuant to the Magnetar/AY2 Financing Agreement, the Company issued warrants (the “Magnetar/AY2 Warrants”) to purchase, in the aggregate, 1,061,719 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), in three tranches: warrants to purchase an aggregate of 510,204 shares at an exercise price of $3.430 per share; warrants to purchase an aggregate of 424,242 shares at an exercise price of $4.125 per share; and warrants to purchase an aggregate of 127,273 shares at an exercise price of $6.875 per share. The exercise prices and number of underlying shares of Common Stock are subject to adjustment from time to time as set forth in the Magnetar/AY2 Warrants. Each Magnetar/AY2 Warrant is exercisable at the option of its holder in whole or in part into shares of Common Stock from time to time on or after March 12, 2021 (the “Effective Date”) and on or before the date that is the 60-month anniversary of the Effective Date.

Concurrently with the execution of the Powerscourt Registration Rights Agreement (as defined below), the Company issued to Powerscourt Investments XXII, LP a warrant (the “Powerscourt Warrant”) to purchase 496,415 shares of Common Stock for $3.12 per share. The Powerscourt Warrant is exercisable at the option of its holder in whole or in part into shares of Common Stock from time to time on or after December 22, 2020 and before the date that is the 36-month anniversary of December 22, 2020.

In connection with the Powerscourt Financing Agreement, the Company entered into a registration rights agreement, dated as of December 22, 2020 (the “Powerscourt Registration Rights Agreement”) and in connection with the Magnetar/AY2 Financing Agreement, the Company entered into a registration rights agreement with the holders from time to time of the Magnetar/AY2 Warrants, dated as of March 12, 2021 (the “Magnetar/AY2 Registration Rights Agreement”). Pursuant to the Powerscourt Registration Rights Agreement and the Magnetar/AY2 Registration Rights Agreement, the Company shall use commercially reasonable efforts to register the resale of the registrable securities. The Powerscourt Registration Rights Agreement and the Magnetar/AY2 Registration Rights Agreement contain customary terms and conditions for transactions of this type.

Pursuant to the Magnetar/AY2 Registration Rights Agreement, the lenders thereunder (the “Backstop Providers”) received backstop rights to subscribe for any unsubscribed amount of Notes not fully subscribed for through the basic subscription privilege and the Over-Subscription Privilege (the “backstop rights”), which they have exercised by entering into a backstop commitment letter on July 8, 2021. See “The Rights Offering – Backstop Rights” on page 41.

Additionally, during the 60 days following closing of the Rights Offering, the Company shall offer to Magnetar the right to purchase an additional amount of Notes (in an aggregate principal amount of up to 10% of the aggregate principal amount of the Notes offered in the Rights Offering).

The Rights Offering

Rights Offered

We are distributing, at no charge, to holders of our Common Stock, Rights to purchase up to $30 million in aggregate principal amount of Notes.

Holders of our Common Stock will receive a fixed number of Rights based on their pro-rata ownership of Common Stock as of the Record Date set forth below.

Subscription Right	We are distributing one (1) Right for every 8 shares of our Common Stock. Each Right will entitle a holder to purchase $25 principal amount of the Notes.

Over-Subscription Privilege

If, and only if, a Common Stockholder exercised the Right, then that shareholder will also have an Over-Subscription Privilege which will allow the stockholder to subscribe for additional principal amount of Notes issuable pursuant to Rights that were not exercised by other stockholders.  The Notes sold through the Over-Subscription Privilege will be sold at the same subscription price and, if necessary, subject to proration based on relative Common Stock ownership.

Record Date	5:00 p.m., New York City time, on June 1, 2021.

Expiration of the Rights Offering	5:00 p.m., New York City time, on August 13, 2021, unless extended by the Company in its discretion.

Subscription Price	The Subscription Price is 100% of the principal amount of the Notes to be purchased, payable in cash. Payment must be received before the expiration of the Rights Offering.

Use of proceeds	We intend to use the net proceeds of this Rights Offering for one or more of the following: repurchases of our Series D Preferred Stock; repurchases of our Series B Preferred Stock; repayment of our outstanding indebtedness; purchases of real estate assets; or working capital.

Non-Transferability of Rights	The Rights are non-transferable.

Conditions	We may cancel the Rights Offering, as determined by us in our discretion. There is also no minimum subscription required to complete the Rights Offering.

Extension and Termination of Rights	The Company may cancel or terminate the Rights Offering at any time in its discretion. In addition, the Company may extend the period for exercising the Rights up to an additional 30 days in its discretion.

Non-Revocation	All exercises of Rights are irrevocable.

Subscription Agent	Computershare.

Information Agent	Equiniti (US) Services LLC.

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of factors which you should consider carefully before making an investment decision.

Listing	The Rights will not be listed for trading on any exchange.

The Notes

Issuer	Wheeler Real Estate Investment Trust, Inc.

Notes Offered	Up to $30 million aggregate principal amount of 7% senior subordinated convertible Notes due 2031.

Maturity	The Notes will mature on December 31, 2031 (the “Maturity Date”), at which time the Notes shall be settled in cash or shares of the Company’s Common Stock (based on the Fair Market Value of the Common Stock (using a 15-day VWAP)), to be determined at the Company’s election.

Interest Rate	The Notes will bear interest at a rate of 7% per annum.

Interest Payment Date	Interest on the Notes will be payable semi-annually on each of June 30 and December 31, commencing on December 31, 2021.

Interest Payments	Interest on the Notes will be payable, at our election, in cash, in shares of the Company’s Series B Preferred Stock based on the Fair Market Value of a share of Series B Preferred Stock (using a trailing average 15-day VWAP), less a 45% discount per share, in an amount equal to the applicable amount of interest for the interest period (rounded up to the nearest whole dollar), or in shares of the Company’s Series D Preferred Stock based on the Fair Market Value of a share of Series D Preferred Stock (using a trailing average 15-day VWAP), less a 45% discount per share, in an amount equal to the applicable amount of interest for the interest period (rounded up to the nearest whole dollar). See “Description of Notes – Payment of Interest; Interest Rights Preserved” beginning on page 51.

Trustee, Conversion Agent, Paying Agent and Note Registrar	Wilmington Savings Fund Society, FSB.

Ranking

The senior subordinated notes will be our senior subordinated unsecured obligations and will rank junior in right of payment with all of our existing and future indebtedness that is not expressly subordinated in right of payment thereto; rank pari passu in right of payment to any of our existing and future senior subordinated indebtedness and other obligations; and be senior in right of payment to any future subordinated indebtedness and effectively junior to our and our guarantors’ existing and future secured indebtedness.

Redemption at Company’s Option	After January 1, 2024, the Company may redeem the Notes at any time (in whole or in part) at par plus accrued and unpaid interest for, at the Company’s election, cash or the Company’s Common Stock (using a 15-day VWAP) (less a 45% discount per share).

Holder Conversion	The Notes are convertible, in whole or in part, at any time, at the option of the holders thereof, into shares of the Company’s Common Stock at a conversion price of $6.25 per share (the “Conversion Price”) (4 common shares for each $25.00 of principal amount of the Notes being converted); provided, however, that if at any time after September 21, 2023 holders of the Series D Preferred Stock have elected to cause the Company to redeem (payable in cash or stock) at least 100,000 shares of Series D Preferred Stock in the aggregate, then the Conversion Price shall be adjusted to the lower of (i) a 45% discount to the Conversion Price and (ii) a 45% discount to the lowest price at which any holder of Series D Preferred Stock had its Series D Stock redeemed into shares of the Company’s Common Stock.

Mandatory Conversion	Upon a change of control, the Notes shall mandatorily convert into shares of the Company’s Common Stock at the Conversion Price.

Covenants	The Notes will not be subject to any protective covenants.

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of factors which you should consider carefully before making an investment decision.

Listing	We intend to list the Notes for trading on the Nasdaq Capital Market and trade under the symbol “WHLRL.”

RISK FACTORS

This section describes material risks to our businesses that currently are known to us. You should carefully consider all of the information in this prospectus and each of the risks described below, together with the other information incorporated by reference in this prospectus and other reports we file with the SEC. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed the material risks affecting our business, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risk Factor Summary

Investing in our Common Stock involves significant risks. Before you decide whether to exercise your Rights and purchase Notes or convert your Notes into our Common Stock, in addition to the other information set forth or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors in our filings with the SEC, pursuant to the Exchange Act, which are incorporated by reference herein.

●	Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Northeast, Mid-Atlantic and Southeast, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

●	The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

●	We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

●	We have a limited operating history as a REIT and a publicly traded company. We have limited financing sources, and we may not be able to successfully operate as a REIT or a publicly traded company.

●	Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

●	Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and the per share trading price of our securities.

●	We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

●	The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the U.S. and global economy and will likely have an adverse impact on our financial condition and results of operations. This impact could be materially adverse to the extent the current COVID-19 outbreak, or future pandemics, cause customers to be unable to pay their rent or reduce the demand for commercial real estate, or cause other impacts described below.

●	Future sales of our Common Stock or other securities convertible into our Common Stock could cause the market value of our Common Stock to decline and could result in dilution of your shares.

●	Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

●	Our Board may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

●	We are a holding company with no direct operations and, as such, we will rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

●	Our Common Stock ranks junior to our Series A Preferred, Series B Preferred and Series D Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

●	To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Risks Related to the Rights Offering

The Notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, and creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

The Notes are not obligations of, or guaranteed by, any of our subsidiaries or any third party. As a result, our right and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. Accordingly, the Notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. As of March 31, 2021, our subsidiaries had $381 million of liabilities.

The indenture contains limited covenants, and those covenants do not restrict, among other actions, the amount of indebtedness that we or our subsidiaries may incur.

The covenants in the indenture governing the Notes are very limited. For example, the indenture does not limit: our or our subsidiaries’ ability to incur additional debt or allow liens on our or their assets; restrict our ability to pay dividends; our subsidies from restricting their ability to pay dividends or make other distributions to us to make payments on our obligations; our ability to redeem or repurchase our other securities, make acquisitions or sell assets. Those transactions may adversely affect the value of the Notes and securities issued to holders of Notes, including our Common Stock, Series B Preferred Stock, and Series D Preferred Stock. As a result, the terms of the indenture do not protect you in the event of an adverse change in our financial condition or results of operations, and you should not consider the terms of the indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the Notes.

Active trading markets for the Notes, our Series B Preferred Stock, our Series D Preferred Stock or our Common Stock may not develop, and any such markets may be illiquid.

The Notes constitute a new issue of securities with no established trading market. We intend to apply to list the Notes on the NASDAQ Capital Market. While our Series B Preferred Stock, Series D Preferred Stock, and Common Stock are also listed on the NASDAQ Capital Market, such listing does not guarantee that a trading market will develop or, if a trading market does develop, that the depth or liquidity of that market will enable the holders to sell their securities easily. In addition, the liquidity of such trading markets, and the market prices quoted therefor, may be adversely affected by changes in the overall market for the type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active after-market for the Notes, our Series B Preferred Stock, our Series D Preferred Stock or our Common Stock will develop or be sustained, that holders of the Notes, our Series B Preferred Stock, our Series D Preferred Stock or our Common Stock will be able to sell their Notes, Series B Preferred Stock, Series D Preferred Stock or Common Stock or that holders of the Notes, our Series B Preferred Stock, our Series D Preferred Stock or our Common Stock will be able to sell their Notes, Series B Preferred Stock, Series D Preferred Stock or Common Stock at favorable prices.

We are subject to restrictive covenants that may limit our ability to run our business, finance our capital needs, pursue business opportunities and activities, and make cash payments on the Notes when due.

Our financing agreement contains covenants that limit our ability to take certain actions. These covenants could limit our ability to finance our future operations and capital needs and our ability to pursue business opportunities and activities that may be in our interest, including our ability to make cash payments on the Notes. If we breach any of these covenants, the lenders thereunder could declare a default under the financing agreement, in which case all of the indebtedness may then become immediately due and payable. In addition, any default under the financing agreement could lead to an acceleration of debt under another agreement pursuant to cross-acceleration or cross-default provisions. If the debt under the financing agreement is accelerated, we may not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, since all of the indebtedness is secured by substantially all of our assets, a default under the credit facility could enable the debtholder to foreclose on its security interest and attempt to seize our assets. The affirmative and negative debt covenants could materially adversely impact our ability to operate and finance our business. In addition, our default under any of these covenants could subject us to accelerated debt payments or foreclosure proceedings that could threaten our ability to continue as a going concern.

You may not be able to resell any of the Notes that you purchase pursuant to the exercise of Rights immediately upon expiration of the Rights Offering.

The Notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC, or, for record holders of shares of our Common Stock not exercising their Rights through a DTC participant, the Notes will be issued in uncertificated book-entry form in the name in which you hold shares of our Common Stock or in physical form that is not deposited with DTC, records of which will be maintained by the trustee. Beneficial owners of our Common Stock whose shares are held in “street name” will have their Notes, credited to the account of their broker, dealer, custodian bank or other nominee. The Company will determine the date for the delivery of the Notes being issued in the Rights Offering following the expiration of the Rights Offering and will announce the anticipated delivery date of the Notes at a later date. Until the Notes are delivered following the expiration of the Subscription Period, you will not be able to sell the Notes that you purchase in the Rights Offering.

Because we may terminate or cancel the Rights Offering at any time, your participation in the Rights Offering is not assured.

We may terminate or cancel the Rights Offering at any time before the expiration of the Rights Offering (or any extension thereof), for any reason. If the Rights Offering is terminated or cancelled for any reason, then we will not issue you any of the Notes you may have subscribed for and we will not have any obligation with respect to the Rights except to return any payments, as soon as practicable, without interest.

We may amend the terms of the Rights Offering at any time prior to the expiration of the Rights Offering and in such case neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.

We may amend the terms of the Rights Offering at any time prior to the expiration of the Rights Offering, and we may amend or waive the terms of the Rights Offering for any reason. However, if we make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included announcing the cancellation of the Rights Offering and instituting a new offering on such revised terms and giving our stockholders the opportunity to subscribe to such new offering. In such event, all payments received by the Subscription Agent will be returned as soon as practicable, without interest, and at least contemporaneously with our filing of such post-effective amendment. The terms of the Rights Offering cannot be modified or amended after the expiration of the Rights Offering, as may be extended from time to time.

If you do not act promptly and follow the subscription instructions, then your exercise of Rights may be rejected.

Holders who desire to purchase Notes in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the expiration of the Rights Offering (or any extension thereof). If your shares are held in “street name” through a broker, dealer, custodian bank or other nominee, as the record holder, then you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent before the expiration of the Subscription Period. We will not be responsible if your broker, dealer, bank, financial institution or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration of the Rights Offering. If you fail to complete and sign the Rights Certificate or the forms specified by your broker, dealer, custodian bank or other nominee, deliver an incorrect payment amount, pay by an unauthorized payment form, or otherwise fail to follow the subscription procedures that apply to your exercise of Rights in the Rights Offering, then the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a Rights exercise follows the proper procedures. You bear the risk of delivery of all documents and payments, and neither we nor the Subscription Agent has any responsibility for such documents and payments.

We are not making a recommendation as to whether you should participate in the Rights Offering.

None of our Board, officers, Subscription Agent, Transfer Agent or Trustee is making any recommendation regarding your exercise of Rights in the Rights Offering or the sale or transfer of the underlying Notes. Further, we have not authorized anyone to make any recommendation.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your payment while it is being held by the Subscription Agent pending the closing of the Rights Offering. In addition, if we cancel the Rights Offering neither we nor the Subscription Agent will have any obligation with respect to the Rights except to return to you, without interest, any payment.

The U.S. federal income tax treatment of the receipt of the Rights is subject to uncertainty.

The U.S. federal income tax consequences of the receipt of the Rights is unclear. Although we intend to treat our distribution of Rights as a non-taxable distribution to investors, if (contrary to our intent) the distribution constituted a taxable distribution, then (1) U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 67.) would be required to fund any resulting tax liability with cash from other sources, (2) Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 67) could be subject to U.S. federal withholding tax on the distribution, and (3) we could be liable for failing to withhold on Non-U.S. Holders. You are urged to consult your tax advisor as to the particular tax consequences to you of the receipt of Rights in the Rights Offering. See “Material U.S. Federal Income Tax Considerations” beginning on page 67.

There can be no assurance that the IRS or a court will agree with the characterization of the Notes as debt for U.S. federal income tax purposes.

We intend to treat the Notes as indebtedness for U.S. federal income tax purposes. However, this position is not binding on the IRS or the courts. If the IRS successfully asserted that the Notes are equity for U.S. federal income tax purposes, the U.S. federal income tax treatment of the ownership and disposition of the Notes would be materially different from the consequences described in “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations of the Ownership and Disposition of the Notes” beginning on page 81 and may result in adverse consequences to holders of the Notes and to us. You are urged to consult your tax advisor as to the particular tax consequences to you if the Notes were treated as equity for U.S. federal income tax purposes.

We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes.

We intend to treat the Notes as contingent payment debt instruments (“CPDIs”) subject to taxation under the “noncontingent bond method.” Under this treatment, U.S. Holders may be required to accrue ordinary income in excess of amounts that they receive from us during one or more taxable years, and would be required to fund any resulting tax liability with cash from other sources. In addition, any gain that a U.S. holder recognizes on a taxable disposition of the Notes will be taxed as ordinary income. See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations of the Ownership and Disposition of the Notes” beginning on page 81 for a more detailed discussion. You are urged to consult your tax advisor with respect to the application of the CPDI provisions and any other applicable tax consequences to you of owning the Notes.

You may have to pay taxes if we adjust or fail to adjust the conversion price of the Notes in certain circumstances, even though you would not receive any cash.

We will adjust the conversion price of the Notes for stock splits and combinations, stock dividends, certain cash dividends and certain other events that affect our capital structure. Upon certain adjustments to (or certain failures to make adjustments to) the conversion price, you may be treated as having received a constructive distribution, in which case (1) U.S. Holders would be required to fund any resulting tax liability with cash from other sources and (2) Non-U.S. Holders could be subject to U.S. federal withholding tax. If we are required to withhold on any constructive distribution, we may withhold from any amount owed to you including, but not limited to, cash at maturity or shares of our Common Stock upon conversion. See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations of the Ownership and Disposition of the Notes” beginning on page 81 for further detail regarding the effect of certain adjustments to the conversion rate of the Notes. You are urged to consult your tax advisor regarding the possible tax consequences to you of any conversion price adjustments.

Risks Related to Our General Business Operations

Future sales of our Common Stock or other securities convertible into our Common Stock could cause the market value of our Common Stock to decline and could result in dilution of your shares.

Our Board is authorized, without approval of our Common Stockholders, to cause us to issue additional shares of our stock or to raise capital through the issuance of preferred stock, options, warrants and other rights on terms and for consideration as our Board in its sole discretion may determine.

Sales of substantial amounts of our Common Stock, or stock that is convertible into our Common Stock, could dilute your ownership and could cause the market price of our Common Stock to decrease significantly. We cannot predict the effect, if any, of future sales of our Common Stock, or the availability of our Common Stock for future sales, on the value of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, may adversely affect the market price of our Common Stock.

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Northeast, Mid-Atlantic and Southeast, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

Our properties are located in Virginia, North Carolina, South Carolina, Florida, Georgia, Kentucky, Tennessee, Alabama, New Jersey, Pennsylvania and West Virginia, which exposes us to greater economic risks than if we owned a more geographically diverse portfolio. If there is a downturn in the economy in our markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected. We cannot assure you that our markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of retail properties. Our operations may also be affected if competing properties are built in our markets. Moreover, submarkets within any of our markets may be dependent upon a limited number of industries. Any adverse economic or real estate developments in the Mid-Atlantic, Northeast or Southeast markets, or any decrease in demand for retail space resulting from the regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

As of March 31, 2021, we had approximately $359 million of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

As of March 31, 2021, approximately $246 million of our total indebtedness is guaranteed by our Operating Partnership, and we may incur additional debt to finance future acquisition and development activities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

●	our cash flow may be insufficient to meet our required principal and interest payments;

●	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

●	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

●	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

●	we may violate financial covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

●	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Large, regionally or nationally recognized tenants typically anchor our properties. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” or “go-dark” provisions, which, if triggered, may allow tenants to pay reduced rent, cease operations or terminate their leases, any of which could adversely affect our performance or the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on certain conditions, including: (i) the presence of a certain anchor tenant or tenants; (ii) the continued operation of an anchor tenant’s store; and (iii) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations, to terminate its lease early or to a reduction of its rent. In periods of prolonged economic decline, there is a higher than normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, certain of the leases at our retail properties contain “go-dark” provisions that allow the tenant to cease operations while continuing to pay rent. This could result in decreased customer traffic at the applicable retail property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or go-dark provisions in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable retail property could be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

As of March 31, 2021, leases representing approximately 4.43% of the square footage and approximately 5.85% of the annualized base rent of the properties in our portfolio are month-to-month leases or will expire through December 31, 2021, and an additional 10.63% of the square footage of the properties in our portfolio was available. We cannot assure you that leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow ability to make distributions and per share trading price of our securities could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth and ability to pay dividends in the future.

Our business strategy involves the acquisition of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers, free-standing retail properties and development properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire properties identified as potential acquisition opportunities. Our ability to acquire properties on favorable terms, or at all, may be exposed to the following significant risks:

●	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

●	even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

●	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth and hinder our ability to pay dividends as expected.

We face significant competition for acquisitions of real properties, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

The current market for acquisitions continues to be extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

Our future acquisitions may not yield the returns we expect, and we may otherwise be unable to operate these properties to meet our financial expectations, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

●	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

●	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

●	our cash flow may be insufficient to meet our required principal and interest payments or make expected distributions;

●	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

●	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

●	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

●	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for cleanup of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning, environmental and tax laws, the potential for liability under applicable laws, interest rate levels, principal loan amounts and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

High mortgage interest rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for debt payments and distributions to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the loan. If the outstanding balance of the loan exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. We currently do not have any hedges in place. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes could materially adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities. In addition, while such agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under generally accepted accounting principles in the United States of America.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit markets and general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities as a result of the following potential consequences, among others:

●	decreased demand for retail space, which would cause market rental rates and property values to be negatively impacted;

●	reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and

●	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense.

In addition, any economic downturn may adversely affect the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and Internet retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

With the exception of our corporate offices, all of our improved properties are in the retail real estate market. This means that we are subject to factors that affect the retail sector generally, as well as the market for retail space. The retail environment and the market for retail space have been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing competition from discount retailers, outlet malls, Internet retailers and other online businesses. Increases in consumer spending via the Internet may significantly affect our retail tenants’ ability to generate sales in their stores. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

Any of the foregoing factors could adversely affect the financial condition of our tenants and the willingness of retailers to lease space in our shopping centers. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our Common Stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities to be adversely affected.

To the extent adverse economic conditions continue in the real estate market and demand for retail space falls, we expect that, upon expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could cause an adverse effect to our financial condition, results of operations, cash flow and per share trading price of our securities.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, which could negatively impact our ability to generate cash flow growth.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in the Northeast, Mid-Atlantic and Southeast real estate markets, a general economic downturn and the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

We have and may continue to acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

We have acquired, and in the future we may continue to acquire, properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our securities.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

●	unsuccessful development or redevelopment opportunities could result in direct expenses to us;

●	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

●	time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

●	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

●	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

●	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

●	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

●	our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

●	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and the per share trading price of our securities.

Our success depends upon our retaining and recruiting key personnel.

Our future success depends heavily upon the continued service of our key executives. We rely on their industry expertise and experience in our business operations, and in particular, their business vision, financial and accounting, management skills, and working relationship with our employees, our major stockholders, the regulatory authorities, and many of our tenants. If they became unable or unwilling to continue in their present positions, or they left our Company, we may not be able to replace them, our business may be significantly disrupted and our financial condition and results of operations may be materially adversely affected.

We may be subject to on-going or future litigation, including existing claims relating to the entities that own the properties described in this annual filing and otherwise in the ordinary course of business, which could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our securities.

We may be subject to on-going litigation, including existing claims relating to the entities that own the properties and operate the businesses described in this annual filing and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

We may not be able to rebuild our existing properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.

In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our properties.

Potential losses may not be covered by insurance or may exceed policy limits and we could incur significant costs and lose our equity in the damaged properties.

We carry comprehensive liability insurance policies, covering all of our properties. Our insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. If a loss or damages are suffered at one or more of our properties, our insurer may attempt to limit or void our coverage by arguing that the loss resulted from facts or circumstances not covered by our policy. Furthermore, if we experience a loss that is uninsured or that exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged or otherwise adversely affected properties as well as the anticipated future cash flows from those properties.

We have a limited operating history as a REIT and a publicly traded company. We have limited financing sources, and we may not be able to successfully operate as a REIT or a publicly traded company.

We have a limited operating history as a REIT and a publicly traded company. We cannot assure you that the past experience of our management team will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002 and REIT requirements imposed by the Code. Failure to operate successfully as a public company or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

Additionally, we have limited financing sources. If our capital resources are insufficient to support our operations, we will not be successful. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in the early stages of development. To be successful in this market, we must, among other things:

●	identify and acquire additional investments that further our investment strategies;

●	increase awareness of our REIT within the investment products market;

●	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations; and

●	respond to competition for our targeted real estate properties and other investment as well as for potential investors.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Our estimated cash available for distribution is insufficient to cover our anticipated annual dividends and distributions paid from sources other than our cash flow from operations will result in us having fewer funds available for the acquisition of properties, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

Our operating cash flow currently is insufficient to cover our anticipated monthly and quarterly distributions to Common Stockholders and preferred stockholders. We have paid distributions from sources other than from our cash flow from operations. Until we acquire additional properties, we will not generate sufficient cash flow from operations to pay our anticipated monthly and quarterly distributions. Moreover, our Board may change this policy, in its sole discretion, at any time.

By funding distributions from our cash on hand or borrowings we will have less funds available for acquiring properties. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of offerings may affect our ability to generate cash flows. Funding distributions from the sale of securities could dilute your interest in us if we sell shares of our Common Stock or securities convertible or exercisable into shares of our Common Stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you, any or all of which may have an adverse effect on your investment.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between our co-venturers and us.

We may co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Consequently, with respect to any such arrangement we may enter into in the future, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, a sale or transfer by us to a third party of our interests in the joint venture may be subject to consent rights or rights of first refusal, in favor of our joint venture partners, which would in each case restrict our ability to dispose of our interest in the joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and, in the current volatile credit market, the refinancing of such debt may require equity capital calls.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

●	general market conditions;

●	the market’s perception of our growth potential;

●	our current debt levels;

●	our current and expected future earnings;

●	our cash flow and cash distributions; and

●	the market price per share of our securities.

Recently, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We may not comply with the Asset Coverage Ratio contained in the terms of our Series D Preferred Stock.

The terms of our Series D Preferred Stock require us to maintain a certain level of asset coverage. More specifically, we are required to maintain an asset coverage percentage of at least 200% on the last business day of each calendar quarter. This percentage is calculated by dividing (i) our total assets plus accumulated depreciation, plus accumulated amortization minus our total liabilities and indebtedness as reported in our financial statements (exclusive of the book value of any Redeemable and Term Preferred Stock) by (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of the outstanding shares of our Series D Preferred Stock and any outstanding shares of Redeemable and Term Preferred Stock. If we fail to satisfy the Asset Coverage Ratio (as defined in Note 8 to the consolidated financial statements of our 2020 Annual Report on Form 10-K), we must cure the failure during the period that expires at the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter. If we fail to cure the failure prior to the Asset Coverage Cure Date (as defined in Note 8 to the consolidated financial statements of our 2020 Annual Report on Form 10-K), the terms of our Series D Preferred Stock require us to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having an Asset Coverage Ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption.

There can be no guarantee that we will continue to comply with the Asset Coverage Ratio in the future. To the extent we fail to satisfy the Asset Coverage Ratio and are required to redeem shares of our Series D Preferred Stock, our business and its operations may be materially and adversely impacted.

If a major tenant declares bankruptcy or experiences a downturn in its business, we may be unable to collect balances due under relevant leases.

We may experience concentration in one or more tenants across several of the properties in our portfolio. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties. In addition, we may not be able to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Any of our tenants, or any guarantor of one of our tenant’s lease obligations, could become subject to a bankruptcy proceeding pursuant to Title 11 of the United States Code (the “Bankruptcy Code”). If a tenant becomes a debtor under the Bankruptcy Code, federal law prohibits us from evicting such tenant based solely upon the commencement of such bankruptcy. Further, such a bankruptcy filing could prevent us from attempting to collect pre-bankruptcy debts from the bankrupt tenant or its properties or taking other debt enforcement actions, unless we receive an enabling order from the bankruptcy court. Generally, post-bankruptcy debts are required by statute to be paid currently, which would include payments on our leases that come due after the date of the bankruptcy filing. Such a bankruptcy filing also could cause a decrease, delay or cessation of current rental payments, reducing our operating cash flows and the amount of cash available for distributions to stockholders. Prior to emerging from bankruptcy, the tenant will need to decide whether to assume or reject its leases. Generally, and unless otherwise agreed to by the tenant and the lessor, if a tenant assumes a lease, all pre-bankruptcy balances and unpaid post-bankruptcy amounts owed under the lease must be paid in full. If a given lease or guaranty is not assumed, our operating cash flows and the amount of cash available for distribution to stockholders may be adversely affected. If a lease is rejected by a tenant in bankruptcy, we are entitled to general unsecured claims for damages. If a lease is rejected, we may not receive any further rent payments from the tenant, and the amount of our general unsecured claim for future rent would be capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent and damages already due but unpaid. We would only receive recovery on our general unsecured claim in the event that funds or other consideration were available for distribution to general unsecured creditors, and then only in the same percentage as that realized on other general unsecured claims. We may also be unable to re-lease a terminated or rejected property or to re-lease it on comparable or more favorable terms.

Our business and the market price of our Common Stock could be negatively affected as a result of the actions of activist stockholders.

Our business, operating results or financial condition could be harmed by proxy contests because, among other things:

●	Responding to proxy contests is costly and time-consuming, is a significant distraction for our board of directors, management and employees, and diverts the attention of our board of directors and senior management from the pursuit of our business strategy, which could adversely affect our results of operations and financial condition;

●	Perceived uncertainties as to our future direction, our ability to execute on our strategy, or changes to the composition of our board of directors or senior management team, including our CEO, may lead to the perception of a change in the direction of our business, instability or lack of continuity which may be exploited by our competitors, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners;

●	The expenses for legal and advisory fees and administrative and associated costs incurred in connection with responding to proxy contests and any related litigation may be substantial; and

●	We may choose to initiate, or may become subject to, litigation as a result of the proxy contests or matters arising from the proxy contests, which would serve as a further distraction to our board of directors, management and employees and would require us to incur significant additional costs.

In addition, the market price of our securities could be subject to significant fluctuations or otherwise be adversely affected by the uncertainties described above or the outcome of the proxy contests.

The federal government’s “green lease” policies may adversely affect us.

In recent years, the federal government has instituted “green lease” policies that allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the General Services Administration to prefer buildings for lease that have received an “Energy Star” label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants.

Technological developments may impact customer traffic at certain tenants’ stores and ultimately sales at such stores.

We may be adversely affected by developments of new technology that may cause the business of certain of our tenants to become substantially diminished or functionally obsolete, with the result that such tenants may be unable to pay rent, become insolvent, file for bankruptcy protection, close their stores or terminate their leases. Examples of the potentially adverse effects of new technology on retail businesses include, amongst other things, the advent of online movie rentals on video stores, the effect of e-books and small screen readers on book stores, and increased sales of many products online.

Substantial recent annual increases in online sales have also caused many retailers to sell products online on their websites with pick-ups at a store or warehouse or through deliveries. With special reference to our principal tenants, online grocery orders are available in some areas and may become a major factor affecting grocers in our portfolio.

Natural disasters and severe weather conditions could have an adverse impact on our cash flow and operating results.

Some of our properties could be subject to potential natural or other disasters. In addition, we may acquire properties that are located in areas that are subject to natural disasters, such as earthquakes and droughts. Properties could also be affected by increases in the frequency or severity of tornadoes, hurricanes or other storms, whether such increases are caused by global climate changes or other factors. The occurrence of natural disasters or severe weather conditions can increase investment costs to repair or replace damaged properties, increase operating costs, increase future property insurance costs, and/or negatively impact the tenant demand for lease space. If insurance is unavailable to us, or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses from such events, our earnings, liquidity and/or capital resources could be adversely affected.

We face risks relating to cybersecurity attacks, loss of confidential information and other business disruptions.

Our business is at risk from and may be impacted by cybersecurity attacks, including attempts to gain unauthorized access to our confidential data, and other electronic security breaches. Such cyber-attacks can range from individual attempts to gain unauthorized access to our information technology systems to more sophisticated security threats. While we employ a number of measures to prevent, detect and mitigate these threats, there is no guarantee such efforts will be successful in preventing a cyber-attack. A cybersecurity attack could compromise the confidential information of our employees, tenants and vendors. A successful attack could disrupt and otherwise adversely affect our business operations.

Risks Related to the Real Estate Industry

There are inherent risks associated with real estate investments and with the real estate industry, each of which could have an adverse impact on our financial performance and the value of our properties.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Our financial performance and the value of our properties can be affected by many of these factors, including the following:

●	adverse changes in financial conditions of buyers, sellers and tenants of our properties, including bankruptcies, financial difficulties or lease defaults by our tenants;

●	the national, regional and local economy, which may be negatively impacted by concerns about increasing interest rates, inflation, deflation and government deficits, high unemployment rates, decreased consumer confidence, industry slowdowns, reduced corporate profits, liquidity concerns in our markets and other adverse business concerns;

●	local real estate conditions, such as an oversupply of, or a reduction in, demand for retail space and the availability and creditworthiness of current and prospective tenants;

●	vacancies or ability to rent retail space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options;

●	changes in operating costs and expenses, including, without limitation, increasing labor and material costs, insurance costs, energy prices, environmental restrictions, real estate taxes and costs of compliance with laws, regulations and government policies, which we may be restricted from passing on to our tenants;

●	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of our properties, to obtain financing on favorable terms or at all;

●	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

●	inability to refinance our indebtedness, which could result in a default on our obligation;

●	the convenience and quality of competing retail properties;

●	inability to collect rent from tenants;

●	our ability to secure adequate insurance;

●	our ability to secure adequate management services and to maintain our properties;

●	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, government fiscal policies and the Americans with Disabilities Act of 1990 (the “ADA”); and

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, wind damage and floods, which may result in uninsured and underinsured losses.

In addition, because the yields available from equity investments in real estate depend in large part on the amount of rental income earned, as well as property operating expenses and other costs incurred, a period of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults among our existing leases, and, consequently, our properties, including any held by joint ventures, may fail to generate revenues sufficient to meet operating, debt service and other expenses. As a result, we may have to borrow amounts to cover fixed costs, and our financial condition, results of operations, cash flow, per share market price of our securities and ability to satisfy our principal and interest obligations and to make distributions to our stockholders may be adversely affected.

Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and the per share trading price of our securities.

Our ability to pay expected dividends to our stockholders depends on our ability to complete future acquisitions as well as our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “-Risks Related to Our General Business Operations,” beginning on page 9 as well as the following:

●	local oversupply or reduction in demand for retail space;

●	adverse changes in financial conditions of buyers, sellers and tenants of properties;

●	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

●	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;

●	decreases in the underlying value of our real estate;

●	changing submarket demographics; and

●	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

We will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. The amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted, and our ability to pay any expected dividends to our stockholders could be adversely affected.

Our properties may contain asbestos or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to our stockholders.

We are required by federal regulations with respect to our properties to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials (“ACMs”), and potential ACMs. We may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs at our properties as a result of these regulations. The regulations may affect the value of any of our properties containing ACMs and potential ACMs. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a property. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions.

The presence of ACMs or significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the ACMs or mold from the affected property. In addition, the presence of ACMs or significant mold could expose us to claims of liability to our tenants, their or our employees, and others if property damage or health concerns arise.

Acquired properties may be located in new markets where we may face risks associated with investing in an unfamiliar market.

We may acquire properties in markets that are new to us. When we acquire properties located in new markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. We work to mitigate such risks through extensive diligence and research and associations with experienced service providers. However, there can be no guarantee that all such risks will be eliminated.

We may acquire properties with lock-out provisions, or agree to such provisions in connection with obtaining financing, which may prohibit us from selling or refinancing a property during the lock-out period.

We may acquire properties in exchange for common units of our Operating Partnership and agree to restrictions on sales or refinancing, called “lock-out” provisions, which are intended to preserve favorable tax treatment for the owners of such properties who sell them to us. In addition, we may agree to lock-out provisions in connection with obtaining financing for the acquisition of properties. Lock-out provisions could materially restrict us from selling, otherwise disposing of or refinancing properties. These restrictions could affect our ability to turn our investments into cash and thus affect cash available for distributions to our stockholders. Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders and, therefore, could adversely impact the market value of our Common Stock. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Construction and development projects are subject to risks that materially increase the costs of completion.

In the event that we decide to develop and construct new properties or redevelop existing properties, we will be subject to risks and uncertainties associated with construction and development. These risks include, but are not limited to, risks related to obtaining all necessary zoning, land-use, building occupancy and other governmental permits and authorizations, risks related to the environmental concerns of government entities or community groups, risks related to changes in economic and market conditions between development commencement and stabilization, risks related to construction labor disruptions, adverse weather, acts of God or shortages of materials which could cause construction delays and risks related to increases in the cost of labor and materials which could cause construction costs to be greater than projected and adversely impact the amount of our development fees or our results of operations or financial condition.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Additionally, we possess Phase I Environmental Site Assessments for all of the properties in our portfolio. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations, hazardous materials surveys or lead-based paint inspections or asbestos inspections) and may have failed to identify all environmental conditions or concerns. Furthermore, the Phase I Environmental Site Assessment reports for all of the properties in our portfolio are limited to the information available to the licensed site professional at the time of the investigation, and, as such, may not disclose all potential or existing environmental contamination liabilities at the properties in our portfolio arising after the date of such investigation. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations, cash flow and the per share trading price of our Common Stock. Some of the Phase I Environmental Site Assessments in our possession indicate the possibility of lead-based paint and asbestos containing materials located on and within buildings on some of our properties and polychlorinated biphenyl-containing electrical transformers located or adjacent to some of our properties. However, management believes that the potential liabilities resulting from removing these items would be immaterial.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance. Also, we could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to you or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

The properties in our portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulation will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

In addition, federal and state laws and regulations, including laws such as the ADA and the Fair Housing Amendment Act of 1988 (the “FHAA”), impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in our portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

The risks associated with undeveloped land parcels and related activities could have a material adverse effect on our results of operations.

We have 5 undeveloped parcels of land. The risks inherent in owning land increase as demand or rental rates for office, retail or multifamily properties decreases. Real estate markets are uncertain, and as a result, the value of undeveloped land can fluctuate depending on prospective uses or intended developments. In addition, carrying costs, can be significant and can result in losses or reduced profitability. If there are subsequent changes in the fair value of our undeveloped land parcels that cause us to determine that the fair value of our undeveloped land parcels is less than their carrying basis reflected in our financial statements plus estimated costs to sell, we may be required to take future impairment charges which would reduce our net income and could materially and adversely affect our results of operations.

The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the U.S. and global economy and will likely have an adverse impact on our financial condition and results of operations. This impact could be materially adverse to the extent the current COVID-19 outbreak, or future pandemics, cause customers to be unable to pay their rent or reduce the demand for commercial real estate, or cause other impacts described below.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 100 countries, including the United States. COVID-19 has also spread to every state in the United States. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19.

The outbreak of COVID-19 in many countries, including the United States, continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and, as cases of the virus have continued to be identified in additional countries, many countries, including the United States, have reacted by instituting quarantines and restrictions on travel.

Between March and May 2020, nearly all U.S. cities and states, including cities and states where our properties are located, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, restrictions on types of business that may continue to operate, and/or restrictions on types of construction projects that may continue. Beginning in early May 2020, parts of the U.S. began to ease the lockdown restrictions and allow for the reopening of businesses. The gradual reopening of retail, manufacturing, and office facilities came with required or recommended safety protocols. However, due to the continuation of new COVID-19 cases, these lockdown restrictions were reinstated in certain areas to varying degrees. Additionally, there is no assurance that the reopening of businesses, even if those businesses adhere to recommended safety protocols, will enable us or many of our customers to avoid adverse effects on our and our customers’ operations and businesses. The COVID-19 outbreak has had, and future pandemics could have, a significant adverse impact on economic and market conditions of economies around the world, including the United States, and has triggered a period of global economic slowdown or global recession.

The effects of COVID-19 or another pandemic could adversely affect us and/or our customers due to, among other factors:

●	the unavailability of personnel, including executive officers and other leaders that are part of the management team and the inability to recruit, attract and retain skilled personnel-to the extent management or personnel are impacted in significant numbers by the outbreak of pandemic or epidemic disease and are not available or allowed to conduct work-business and operating results may be negatively impacted;

●	difficulty accessing debt and equity capital on attractive terms, or at all-a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our and our customers’ ability to access capital necessary to fund business operations or replace or renew maturing liabilities on a timely basis, and may adversely affect the valuation of financial assets and liabilities, any of which could affect our ability to meet liquidity and capital expenditure requirements or have a material adverse effect on our business, financial condition, results of operations and cash flows;

●	an inability to operate in affected areas, or delays in the supply of products or services from the vendors that are needed to operate effectively;

●	customers’ inability to pay rent on their leases or our inability to re-lease space that is or becomes vacant, which inability, if extreme, could cause us to: (i) no longer be able to pay distributions at our current rates or at all in order to preserve liquidity and (ii) be unable to meet our debt obligations to lenders, which could cause us to lose title to the properties securing such debt, trigger cross-default provisions, or could cause us to be unable to meet debt covenants, which could cause us to have to sell properties or refinance debt on unattractive terms;

●	an inability to ensure business continuity in the event our continuity of operations plan is not effective or improperly implemented or deployed during a disruption;

●	our inability to raise capital in our ongoing public offering, if investors are reluctant to purchase our shares;

●	our inability to deploy capital due to slower transaction volume which may be dilutive to stockholders; and

●	our inability to satisfy redemption requests and preserve liquidity, if demand for redemptions exceeds the limits of our share redemption program or ability to fund redemptions.

Because our property investments are located in the United States, COVID-19 continues to impact our properties and operating results given its continued spread within the United States reduces occupancy, increases the cost of operation, results in limited hours or necessitates the closure of such properties. In addition, quarantines, states of emergencies and other measures taken to curb the spread of COVID-19 may negatively impact the ability of such properties to continue to obtain necessary goods and services or provide adequate staffing, which may also adversely affect our properties and operating results.

Customers and potential customers of the properties we own operate in industries that are being adversely affected by the disruption to business caused by this global outbreak. Customers or operators have been, and may in the future be, required to suspend operations at our properties for what could be an extended period of time. Although a number of our customers requested rent deferrals in the second quarter of 2020, these requests significantly decreased in the third and fourth quarters. However, as a result of COVID-19 or another future pandemic, more customers may request rent deferrals or may not pay rent in the future. This could lead to increased customer delinquencies and/or defaults under leases, a lower demand for rentable space leading to increased concessions or lower occupancy, and/or tenant improvement expenditures, or reduced rental rates to maintain occupancies. Our operations could be materially negatively affected if the economic downturn is prolonged, which could adversely affect our operating results, ability to pay our distributions, our ability to repay or refinance our debt, and the value of our shares.

Although multiple vaccines have been approved for use, there is uncertainty as to when a sufficient portion of the population will be vaccinated such that restrictions and safety protocols can be relaxed. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19. The full extent of the impact and effects of COVID-19 on our future financial performance, as a whole, and, specifically, on our real estate property holdings are uncertain at this time. The impact will depend on future developments, including, among other factors, the duration of the outbreak, vaccine distribution, travel advisories and restrictions, the recovery time of the disrupted supply chains, the consequential staff shortages, and production delays, and the uncertainty with respect to the duration of the global economic slowdown. COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to our performance, financial condition, results of operations, cash flows, and value of our shares.

Risks Related to Our Organization Structure

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Virginia law and the partnership agreement of our Operating Partnership (the “Partnership Agreement”) in connection with the management of our Operating Partnership. Our fiduciary duties and obligations as the general partner of our Operating Partnership may come into conflict with the duties of our directors and officers to our company.

Under Virginia law, a general partner of a Virginia limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the Partnership Agreement or Virginia law consistently with the obligation of good faith and fair dealing. The Partnership Agreement provides that, in the event of a conflict between the interests of our Operating Partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our Operating Partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its Partnership Agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its partners.

Additionally, the Partnership Agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and our designees from and against any and all claims that relate to the operations of our Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the Partnership Agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

Our Board may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our Board. Accordingly, our stockholders do not control these policies. Further, while our Board will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our Board may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regard to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or

●	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

We are a holding company with no direct operations and, as such, we will rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through our Operating Partnership. We do not have, apart from an interest in our Operating Partnership, any independent operations. As a result, we will rely on distributions from our Operating Partnership to pay any dividends we might declare on shares of our Common Stock. We will also rely on distributions from our Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our Operating Partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our Operating Partnership’s and our other subsidiaries’ liabilities and obligations have been paid in full.

We suspended dividend payments with respect to our Common Stock, Series A Preferred, Series B Preferred and Series D Preferred Stock.

In March 2018, our Board suspended the payment of dividends on our Common Stock. Our Board also suspended the quarterly dividends on shares of our Series A Preferred, Series B Preferred and Series D Preferred Stock, beginning with the three months ended December 31, 2018. Dividends were suspended to retain cash flow to pay operating expenses and reduce debt. Additionally, as the Company has failed to pay cash dividends on the outstanding Series D Preferred Stock, the annual dividend rate on the Series D Preferred Stock has increased to 10.75%; commencing on the first day after the first missed quarterly payment, January 1, 2019 and will continue until such time as the Company has paid all accumulated and unpaid dividends on the Series D Preferred Stock in full. See Note 8, Equity and Mezzanine Equity, to our consolidated financial statements included in our 2020 Annual Report on Form 10-K. As a result of the dividend suspension on the Series A Preferred, Series B Preferred and Series D Preferred Stock, no dividends may be declared or paid on the Common Stock until all accumulated accrued and unpaid dividends on the Preferred Stocks have been declared and paid in full. At this time, we can provide no certainty as to when or if dividends will be reinstated.

Our Common Stock ranks junior to our Series A Preferred, Series B Preferred and Series D Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

Our Common Stock ranks junior to our Series A Preferred, Series B Preferred and Series D Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up. This means that, unless accumulated accrued dividends have been paid or set aside for payment on all outstanding shares of our Series A Preferred, Series B Preferred and Series D Preferred Stock for all past dividend periods, no dividends may be declared or paid, or set aside for payment on, our Common Stock. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our Common Stock until we have paid to holders of our Series A Preferred, Series B Preferred and Series D Preferred Stock the applicable liquidation preference plus all accumulated accrued and unpaid dividends. As a result, the value of your investment in our Common Stock may suffer if sufficient funds are not available to first satisfy our obligations to the holders of our Series A Preferred, Series B Preferred and Series D Preferred Stock in the event of our liquidation.

We shall from time to time attempt to repurchase shares of our Series B Preferred and our Series D Preferred Stock. However, there are no assurances that those attempts to repurchase will be successful and holders may not be prepared to sell at prices which we offer.

We shall, from time to time, attempt to buy back shares of our Series B Preferred Stock and our Series D Preferred Stock. However, there are no assurances that the price we offer for those repurchases will be prices at which those holders will be prepared to sell. For example, our last tender offer for Series D Preferred Stock was undersubscribed. We launched a modified Dutch tender offer in April 2021 for up to $12 million of our Series D Preferred Stock, in which 103,513 shares were tendered and accepted for purchase for an aggregate cost of $1,863,234. If we are not able to purchase the shares at prices we deem appropriate, then we shall not purchase the shares.

Our Operating Partnership may issue additional partnership units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our Operating Partnership and would have a dilutive effect on the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

As of March 31, 2021, we own 98.54% of the outstanding common units of our Operating Partnership, and we may, in connection with our acquisition of properties or otherwise, issue additional partnership units to third parties. Such issuances would reduce our ownership percentage in our Operating Partnership and affect the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own partnership units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our Operating Partnership.

Loss of exclusion from regulation pursuant to the Investment Company Act of 1940 would adversely affect us.

We conduct our operations so that our company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940, or the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test.

We conduct our operations so that our company and most, if not all, of our subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each subsidiary with this test. In addition, we believe that neither our company nor any of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily, or propose to engage primarily, or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company and its subsidiaries are primarily engaged in non-investment company businesses related to real estate. Our business will be materially and adversely affected if we fail to qualify for this exclusion from regulation pursuant to the Investment Company Act.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our Common Stock.

We have elected to be taxed, and we conduct operations so as to qualify, as a REIT for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS that we qualify as a REIT, and the statements in this annual filing are not binding on the IRS or any court. Therefore, we cannot assure you that we qualify as a REIT, or that we will remain qualified as such in the future. If we fail to qualify as a REIT in any tax year, we will face adverse tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

●	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

●	we also could be subject to the federal alternative minimum tax for taxable years beginning before January 1, 2018 and, possibly, increased state and local taxes; and

●	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for the four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the value of our Common Stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. To qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. Because payments on the Notes can be made with shares of our Common Stock, we will not be able to deduct interest paid or accrued on the Notes for U.S. federal income tax purposes, including for purposes of calculating our REIT taxable income. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we continue to qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions they operate.

If our Operating Partnership fails to continue to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will continue to be treated as a partnership for U.S. federal income tax purposes. As a partnership, our Operating Partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to continue to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to continue to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would significantly reduce the amount of cash available for debt service and for distribution to its partners, including us.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

To continue to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To maintain our REIT status and avoid paying income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then- prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our Common Stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

We may in the future choose to pay dividends in our securities, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in our securities. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. Holder may be required to pay tax with respect to such dividends in excess of the cash received (if any). If a U.S. Holder sells the stock it receives as a dividend to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. For more information on the tax consequences of distributions with respect to our securities, see “Material U.S. Federal Income Tax Considerations” beginning on page 67. Furthermore, with respect to Non-U.S. Holders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock to pay taxes owed with respect to dividends, such sales may have an adverse effect on the trading price of our securities.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Dividends payable by REITs generally are not qualified dividend income. However, for taxable years beginning before 2026, a non-corporate taxpayer generally may deduct 20% of ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income.”

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% excise tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Ownership limitations in our charter may impair the ability of holders to convert Notes into shares of our capital stock.

Our charter contains restrictions on the ownership and transfer of shares of our capital stock that are intended to assist us in continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to certain exceptions, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our capital stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our capital stock that are not treated as outstanding for federal income tax purposes (the “Ownership Limits”). A person or entity that would have acquired beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

A holder of Notes may not exercise the conversion feature of the Notes to the extent that such holder would be treated as violating the Ownership Limits as a result of such exercise. If any delivery of shares of our capital stock to a holder upon conversion of the Notes is not made, in whole or in part, as a result of the limitations described above, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it violating the Ownership Limits.

See “Description of Capital Stock—Restrictions on Ownership and Transfer” beginning on page 59 for discussion regarding the Ownership Limitation.

Legislative or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended, possibly with retroactive effect. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus, we make forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature:

This prospectus of Wheeler Real Estate Investment Trust, Inc. (the “Company” or “our Company”) contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Form 10-K. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this prospectus include:

●	our business and investment strategy;

●	our projected operating results;

●	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

●	the state of the U.S. economy generally and in specific geographic areas;

●	negative impacts from continued spread of COVID-19, including on the U.S. or global economy or on our business, financial position or results of operations;

●	tenant bankruptcies;

●	economic trends and economic recoveries;

●	our ability to obtain and maintain financing arrangements;

●	financing and advance rates for our target assets;

●	our expected leverage;

●	availability of investment opportunities in real estate-related investments;

●	changes in the values of our assets;

●	our ability to make distributions to our stockholders in the future;

●	our expected investments and investment decisions;

●	our ability to renew leases at amounts and terms comparable to existing lease arrangements;

●	our ability to proceed with potential development opportunities for us and third-parties;

●	our ability to maintain our qualification as a real estate investment trust (“REIT”);

●	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

●	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters, including changes to laws governing REITs;

●	availability of qualified personnel and management team;

●	the ability of our operating partnership, Wheeler REIT, L.P. (the “Operating Partnership”) and each of our other partnerships and limited liability companies to be classified as partnerships or disregarded entities for federal income tax purposes;

●	our ability to amend our charter to increase or decrease the aggregate number of authorized shares of stock and to change the terms of our preferred stock, without par value (“Preferred Stock”);

●	our competition;

●	market trends in our industry, interest rates, real estate values or the general economy;

●	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

●	adverse economic or real estate developments in Virginia, Florida, Georgia, Alabama, South Carolina, North Carolina, Oklahoma, Kentucky, Tennessee, West Virginia, New Jersey and Pennsylvania;

●	increases in interest rates and operating costs;

●	litigation risks;

●	lease-up risks;

●	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

●	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

Forward-looking statements should be read in light of these factors.

USE OF PROCEEDS

We estimate that the aggregate gross proceeds from the Rights Offering will be approximately $30 million. Although we have no current specific plan for the proceeds of this Rights Offering, we intend to use the net proceeds of this Rights Offering for one or more of the following: repurchases of our Series D Preferred Stock; repurchases of our Series B Preferred Stock; repayment of our outstanding indebtedness; purchases of real estate assets; or working capital.

the rights offering

We are distributing, at no charge, to holders of our Common Stock, Rights to purchase up to $30 million in aggregate principal amount of Notes. You will receive a fixed number of Rights based on your pro-rata ownership of Common Stock as of the Record Date set forth below.

Rights

Each Right will entitle a holder to purchase $25.00 in principal amount of Notes. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on June 1, 2021, (the “Record Date”), one right for each 8 shares of our Common Stock you owned at that time. You may exercise the Rights for Notes in a minimum denomination of $25.00 and integral multiples thereof subject to the Rights, or you may choose not to exercise any Rights.

In order to properly exercise your Rights, you must deliver to the Subscription Agent the subscription payment and a properly completed Rights Certificate, or if you hold your Rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your nominee related to your Rights before the expiration of the Rights Offering.

If you hold your shares in the name of a nominee who uses the services of DTC, DTC will issue a number of Rights to your nominee equal to the number of Rights you are entitled to receive as the beneficial owner of common shares. See “The Rights Offering—Method of Exercising Rights—Subscription By Beneficial Owners” on page 37.

Over-Subscription Privilege

If, and only if, you exercise your Right in full, then you will also have an Over-Subscription Privilege which will allow you to subscribe for an additional principal amount of Notes issuable pursuant to Rights that were not exercised by other stockholders. The Notes sold through the Over-Subscription Privilege will be sold at the same subscription price and, if necessary, subject to proration based on relative Common Stock ownership.

Proration

All subscriptions pursuant to the Over-Subscription Privilege will be subject to proration based on relative Common Stock ownership to ensure that the aggregate proceeds raised in the Rights Offering do not exceed the Maximum Offering Amount, which is the total amount that the Company intends to raise. In the event that the number of subscriptions pursuant to the Over-Subscription Privilege exceeds the Maximum Offering Amount, each subscriber exercising the Over-Subscription Privilege will receive a pro-rata portion of the Notes issued based on relative Common Stock ownership. Any fractional Notes to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest increment of $25.

No Fractional Rights

We will not issue fractional Rights or cash in lieu of Notes in less than the minimum denomination of $25.00.

Method of Exercising Rights

The exercise of Rights is irrevocable and may not be cancelled or modified, even if the Rights Offering is extended by us in our discretion. You may exercise your Rights as follows:

Subscription by Registered Stockholders

Holders of record of Rights may exercise Rights by properly completing and executing the Rights Certificate together with any required signature guarantees and forwarding it, together with full subscription payment, to the Subscription Agent at the address set forth below under “Subscription Agent,” on page 38 before the expiration of the Rights Offering. Notes underlying Rights may be purchased and/or titled in the name of certain qualified designees of the holder of record of the Rights (e.g., an immediate family member, trust or tax-planning vehicle of the holder of record; a corporate affiliate of the holder of record; or a charitable institution).

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our Common Stock that are registered in the name of a nominee, or if you hold our Common Stock certificates and would prefer to have an institution conduct the transaction relating to the Rights on your behalf, you should instruct your nominee to exercise your Rights and deliver all subscription documents and payment on your behalf before 5:00 p.m., New York City time, on  August 13, 2021, which is the expiration of the Rights Offering. Your Rights will not be considered exercised unless the Subscription Agent receives from you or your broker, as the case may be, all of the required subscription documents and your full subscription payment for your subscription prior to 5:00 p.m., New York City time, on August 13, 2021.

Subscription by DTC Participants

If your Rights are held of record through DTC, the exercise of your Rights may be made through the facilities of DTC. In this case, you may exercise your Rights by instructing DTC (directly or through your broker) to transfer (1) your Rights from your account to the account of the Subscription Agent, together with certification by DTC (on your behalf) as to the aggregate number of Rights you are exercising and principal amount of Notes you are subscribing for under your Rights, and (2) your full subscription payment for your subscription.

Payment Method

Payments must be made in full in U.S. currency by:

●	check or bank draft payable to Computershare, drawn upon a U.S. bank; or

●	wire transfer of immediately available funds to accounts maintained by the Subscription Agent.

Payment received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

●	clearance of any uncertified check deposited by the Subscription Agent;

●	receipt by the Subscription Agent of any certified check bank draft drawn upon a U.S. bank; or

●	receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your Rights or Over-Subscription Privilege, we urge you to consider using a certified check or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank or wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments or wire or transfer.

Any personal check used to pay for Notes must clear the appropriate financial institutions prior to the expiration of the Rights Offering. The clearinghouse may require five or more business days. Accordingly, holders of Rights that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the Rights Offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the Rights Certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described below under “Guaranteed Delivery Procedures” on page 40, we will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of Rights Certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the Rights Offering.

Unless a Rights Certificate provides that the Notes are to be delivered to the record holder of such Rights or such certificate is submitted for the account of a bank or a broker, signatures on such Rights Certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the Subscription Agent. See “Medallion Guarantee May Be Required” beginning on page 39.

Missing or Incomplete Subscription Information

If you do not indicate the number of Rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of Notes, any excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The subscription period, during which you may exercise your Rights, expires at 5:00 p.m., New York City time, on August 13, 2021. which is the expiration of the Rights Offering. If you do not exercise your Rights before that time, your Rights will expire and will no longer be exercisable. We will not be required to issue Notes to you if the Subscription Agent receives your Rights Certificate or your subscription payment after that time, regardless of when the Rights Certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. The period for exercising your Rights may be extended by us in our discretion up to an additional thirty (30) days. We may extend the expiration date of the Rights Offering by giving oral or written notice to the Subscription Agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Rights in this Rights Offering.

Withdrawal and Termination

We may cancel or terminate the Rights Offering, as determined by us in our discretion.

Subscription Agent

The Subscription Agent for this offering is Computershare. The address to which subscription documents and subscription payments (other than wire transfers) should be delivered is:

By mail: Computershare c/o Corporate Actions Voluntary Offer; COY: WHLR P.O. Box 43011 Providence, RI 02940-3011	By overnight courier: Computershare c/o Corporate Actions Voluntary Offer; COY: WHLR 150 Royall Street, Suite V Canton, MA 02021

Information Agent

The Information Agent for this offering is Equiniti (US) Services LLC. Additional questions about the Rights Offering should be directed to the information agent for the Rights Offering as follows:

(516) 220-8356 (brokers); (833) 503-4130 (stockholders)

If you deliver subscription documents or subscription payments in a manner different than that described in this prospectus, then we may not honor the exercise of your Rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the Notes or for additional copies of this prospectus to the Subscription Agent, Computershare, at (800) 546-5141 (within USA, US territories & Canada) or (781) 575-2765 (outside USA, US territories & Canada).

Fees and Expenses

We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights.

Medallion Guarantee May Be Required

Your signature on each Rights Certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

●	your Rights Certificate provides that as record holder of those Rights your DTC account will be credited upon exercise of the Rights; or

●	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

●	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;

●	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies; or

●	NYSE/American Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a nominee holder that holds shares of our Common Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Rights Certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold shares of our Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Common Stock or will receive your Rights through a nominee, we will ask your nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your nominee act for you. If you hold certificates representing our Common Stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your Rights, you should complete and return to your nominee the form entitled “Beneficial Owner Election.” You should receive this form from your nominee with the other Rights Offering materials. If you wish to obtain a separate Rights Certificate, you should contact your nominee as soon as possible and request that a separate Rights Certificate be issued to you. You should contact your nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise Rights, but you do not have sufficient time to deliver the Rights Certificate evidencing your Rights to the Subscription Agent before the expiration of the Rights Offering, you may exercise your Rights by the following guaranteed delivery procedures:

●	deliver to the Subscription Agent before the expiration of the Rights Offering the subscription payment for each share you elected to purchase pursuant to the exercise of Rights in the manner set forth above under “The Rights Offering—Payment Method” beginning on page 37;

●	deliver to the Subscription Agent before the expiration of the Rights Offering the form entitled “Notice of Guaranteed Delivery”; and

●	deliver the properly completed Rights Certificate evidencing your Rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the Subscription Agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided when distributed to you with your Rights Certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

●	your name;

●	the number of Rights represented by your Rights Certificate and the principal amount of Notes for which you are subscribing under your Rights; and

●	your guarantee that you will deliver to the Subscription Agent a Rights Certificate evidencing the Rights you are exercising within three (3) business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your Rights Certificate at the address set forth under “Subscription Agent” on page 38.

The Subscription Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the Subscription Agent at  (800) 546-5141 (within USA, US territories & Canada) or (781) 575-2765 (outside USA, US territories & Canada) to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Rights

The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone. The Rights will not be listed for trading on any stock exchange or market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, if necessary, consult with our legal advisors, and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. We will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when a properly completed and duly executed Rights Certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for Notes in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money in escrow until the Rights Offering is completed or is withdrawn and canceled. If the Rights Offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. All funds relating to exercises of the Over-Subscription Privilege which are not accepted by the Company (due to proration or otherwise) will be returned, without interest, as soon as practicable.

Stockholder Rights

You will have no right to revoke your subscriptions after you deliver your completed Rights Certificate, the full subscription payment and any other required documents to the Subscription Agent.

Foreign Stockholders

We will not mail this prospectus or Rights Certificates to stockholders with addresses that are outside the United States. The Subscription Agent will hold these Rights Certificates for their account. To exercise Rights, our foreign stockholders must notify the Subscription Agent prior to 11:00 a.m., New York City time, at least three business days before the expiration of the Rights Offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such Rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of Rights Certificate to exercise any Rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase Notes.

Regulatory Limitation

We will not be required to issue to you any Notes pursuant to the Rights Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such Notes and if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of the Rights Distribution

The U.S. federal income tax consequences of the receipt of the Rights is unclear. Although we intend to treat our distribution of Rights as a non-taxable distribution to investors, if (contrary to our intent) the distribution constituted a taxable distribution, then (1) U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 67) would be required to fund any resulting tax liability with cash from other sources, (2) Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 67) could be subject to U.S. federal withholding tax on the distribution, and (3) we could be liable for failing to withhold on Non-U.S. Holders. You are urged to consult your tax advisor as to the particular tax consequences to you of the receipt of Rights in the Rights Offering. See “Material U.S. Federal Income Tax Considerations” beginning on page 67.

No Recommendation to Holders of Rights

We are making no recommendation regarding your exercise of the Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” beginning on page 5 for a discussion of some of the risks involved in investing in our Common Stock through the Rights Offering and in investing further in the Company.

Waiver

The Company expressly reserves the right, subject to applicable law, to extend the Rights Offering and amend, modify or waive at any time, or from time to time, the terms of the Rights Offering in any respect, including waiver of any conditions.

Backstop Rights

The Backstop Providers have agreed to exercise their backstop rights in the Rights Offering. Accordingly, the Backstop Providers will subscribe for any unsubscribed amount of Notes not fully subscribed for through the basic subscription privilege and the Over-Subscription Privilege.

POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Board, without a vote of our stockholders. Any change to any of these policies by the Board, however, would be made only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, the Board believes that it is advisable to do so in our and our stockholders’ best interests.

Disposition Policy

We will evaluate our asset portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell investments opportunistically and use the proceeds of any such sale for debt reduction or additional acquisitions. We will utilize several criteria to determine the long-term potential of our investments. Investments will be identified for sale based upon management’s forecast of the strength of the related cash flows as well as their value to our overall portfolio. Our decision to sell an investment often will be predicated upon the projected cash flow, strength of the franchise, property condition and related costs to renovate the property, strength of market demand, probability of increased valuation and geographic profile of the property. We may also acquire and sell other retail-related assets opportunistically based upon management’s forecast and review of the performance of our overall portfolio and management’s assessment of changing conditions in the investment and capital markets. If we sell a property, held for sale to customers in the ordinary course of business, our gain from the sale will be subject to a 100% penalty tax.

Financing Policies

We utilize debt to increase equity returns, acquire properties and payoff existing near-term maturities. When evaluating our future level of indebtedness and making decisions regarding the incurrence of indebtedness, the Board considers a number of factors, including:

●	our leverage levels across the portfolio;

●	the purchase price of our investments to be acquired with debt financing;

●	impact on financial covenants;

●	cost of debt;

●	loan maturity schedule;

●	the estimated market value of our investments upon refinancing; and

●	the ability of particular investments, and our Company as a whole, to generate cash flow to cover expected debt service.

We may incur debt in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, or financing from banks, institutional investors, or other lenders. Any such indebtedness may be secured or unsecured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse, or cross-collateralized. If recourse, such recourse may include our general assets or be limited to the particular investment to which the indebtedness relates. In addition, we may invest in properties or loans subject to existing loans secured by mortgages or similar liens on the properties, or we may refinance properties acquired on a leveraged basis.

We may use the proceeds from any borrowings for working capital, consistent with industry practice, to:

●	finance the origination or purchase of debt investments; or

●	finance acquisitions, expand, redevelop or improve existing properties, or develop new properties or other uses.

In addition, if we do not have sufficient cash available, we may need to borrow to meet taxable income distribution requirements under the Code. No assurances can be given that we will obtain additional financings or, if we do, what the amount and terms will be. Our failure to obtain future financing under favorable terms could adversely impact our ability to execute our business strategy. In addition, we may selectively pursue debt financing on our individual properties and debt investments.

Equity Capital Policies

Our Board has the authority, without further stockholder approval, to issue additional authorized Common Stock and Preferred Stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. See “Description of Capital Stock” beginning on page 58. We may in the future issue Common Stock in connection with acquisitions. We also may issue units of partnership interest in our operating partnership in connection with acquisitions of property.

We may, under certain circumstances, purchase Common Stock in the open market or in private transactions with our stockholders, if those purchases are approved by the Board.

Conflict of Interest Policy

We take conflicts of interest seriously and aim to ensure that transactions involving conflicts or potential conflicts are thoroughly examined and only approved by independent board members.

Our Code of Business Conduct and Ethics requires that our directors and all of our employees deal with the Company on an arms-length basis in any related party transaction. All transactions between the Company and any of our directors, named executive officers or other vice presidents, or between the Company and any entity in which any of our directors, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved by the Nominating and Corporate Governance Committee.

In addition, our directors also are subject to provisions of Maryland law that address transactions between Maryland corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Maryland law, unless certain safe harbors are met. Our Charter contains a requirement, consistent with one such safe harbor, that any transaction or agreement involving us, any of our wholly owned subsidiaries or our operating partnership and a director or officer or an affiliate or associate of any director or officer requires the approval of a majority of disinterested directors.

Reporting Policies

Generally speaking, we will make available to our stockholders certified annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

OUR COMPANY

Overview

Wheeler Real Estate Investment Trust, Inc. (the “Company”) is a Maryland corporation formed on June 23, 2011. The Trust serves as the general partner of Wheeler REIT, L.P. (the “Operating Partnership”), which was formed as a Virginia limited partnership on April 5, 2012. Substantially, all of our assets are held by, and all of our operations are conducted through, our Operating Partnership. The Company is a fully-integrated, self-managed commercial real estate investment company that owns, leases and operates income-producing retail properties with a primary focus on grocery-anchored centers.

Our corporate office is located at 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Our registrar and stock transfer agent is Computershare Trust Company, N.A. and may be contacted at 250 Royall Street, Canton, MA 02021 or their website, www.computershare.com.

Impact of COVID-19

The United States of America has been subject to significant economic disruption caused by the onset of the novel coronavirus (“COVID-19”). Nearly every industry has been impacted directly or indirectly, and the U.S. retail market has come under severe pressure due to numerous factors, including preventative measures taken by local, state and federal authorities to alleviate the public health crisis such as mandatory business closures, quarantines, restrictions on travel and “shelter-in-place” or “stay-at-home” orders at the state and local levels. While many of these restrictions were lifted or relaxed throughout the year there is uncertainty surrounding future restrictions. The Company remained operational for the entire year. Additional information regarding the impact of COVID-19 on our business can be found under the section titled “Impact of COVID-19” included within Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the Company’s 2020 Annual Report on Form 10-K.

Portfolio

Our portfolio contains retail properties in secondary and tertiary markets, with a particular emphasis on grocery-anchored retail centers. Our properties are in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property level cash flows.

The Company’s portfolio of properties is dependent upon regional and local economic conditions. As of March 31, 2021, we own a portfolio consisting of sixty-four properties, including fifty-nine retail shopping centers, totaling 5,511,881 total leasable square feet which is 91.1% leased (our “operating portfolio”), and five undeveloped land parcels totaling approximately 62 acres. The properties are geographically located in the Southeast, Mid-Atlantic and Northeast, which markets represented approximately 61%, 35% and 4%, respectively, of the total annualized base rent of the properties in its portfolio as of March 31, 2021.

No tenant represents greater than 10% of the Company’s annualized base rent or 10% of gross leasable square footage. The top 10 tenants account for 25.55% or $12.11 million of annualized base rent and 29.41% or 1.62 million of gross leasable square footage at March 31, 2021.

Management Team and People

We have 36 full-time employees. Our management team has experience and capabilities across the real estate sector with experience in all aspects of the commercial real estate industry, specifically in our target/existing markets.

Andrew Franklin, age 40, has served as our interim Chief Executive Officer (the “CEO) since July 2021. In addition, Mr. Franklin serves as our Chief Operating Officer and has over twenty-two years of commercial real estate experience and joined the Company in 2014. Mr. Franklin is responsible for overseeing the property management, lease administration and leasing divisions of our portfolio of commercial assets. Prior to joining us, Mr. Franklin was a partner with Broad Reach Retail Partners, LLC where he ran the day-to-day operations, managed the leasing team as well as oversaw the asset, property and construction management of the portfolio with assets totaling $50 million. Mr. Franklin is a graduate of the University of Maryland, with a Bachelor of Science degree in Finance.

Crystal Plum, age 39, has served as Chief Financial Officer since February 2020 and first joined the Company in 2016. Prior to her appointment as CFO, Ms. Plum most recently served as the Vice President of Financial Reporting and Corporate Accounting for the Company. Prior to that time, she served as Manager at Dixon Hughes Goodman LLP from September 2014 to August 2016 and as Supervisor at Dixon Hughes Goodman LLP from 2008 to September 2014. Ms. Plum has experience reviewing and performing audits, reviews, compilations and tax engagements for a diverse group of clients, as well as banking experience. Ms. Plum is a certified public accountant and has a Bachelor of Science degree in Accounting and Finance from Old Dominion University.

Business Objectives and Investment Strategy

Our primary business objective is to provide attractive risk-adjusted returns to our stockholders. We intend to achieve this objective utilizing the following investment strategies:

● Focus on necessity-based retail. Own and operate retail properties that serve the essential day-to-day shopping needs of the surrounding communities. These necessity-based centers attract high levels of daily traffic resulting in cross-selling of goods and services from our tenants. The majority of our tenants provide non-cyclical consumer goods and services that are less impacted by fluctuations in the economy. We believe these centers that provide essential goods and services such as groceries results in a stable, lower-risk portfolio of retail investment properties.

● Focus on secondary and tertiary markets with strong demographics and demand. Our properties are in markets that have strong demographics such as population density, population growth, tenant sales trends and growth in household income. We seek to identify new tenants and renew leases with existing tenants in these locations that support the need for necessity-based retail and limited new supply.

● Increase operating income through leasing strategies and expense management. We employ intensive lease management strategies to optimize occupancy. Management has strong expertise in acquiring and managing under-performing properties and increasing operating income through more effective leasing strategies and expense management. Our leases generally require the tenant to reimburse us for a substantial portion of the expenses incurred in operating, maintaining, repairing, and managing the shopping center and the common areas, along with the associated insurance costs and real estate taxes. In many cases the tenant is either fully or partially responsible for all maintenance of the property, thereby limiting our financial exposure towards maintaining the center and increasing our net income. We refer to this arrangement as a “triple net lease.”

● Selectively utilize our capital to improve retail properties. We intend to make capital investments where the return on such capital is accretive to our stockholders. We allocate capital to value-added improvements of retail properties to increase rents, extend long-term leases with anchor tenants and increase occupancy. We selectively allocate capital to revenue enhancing projects that we believe will improve the market position of a given property.

● Recycling and sensible management of capital structure. We intend to sell non-income producing land parcels utilizing sales proceeds to deleverage the balance sheet. In addition, we intend to monetize assets to redeploy the capital to further deleverage and strengthen the balance sheet. In 2020, we sold 2 properties for a total of $4.51 million net proceeds which were used to reduce outstanding indebtedness. Additional properties have been slated for disposition based upon management’s periodic review of our portfolio, and the determination by our Board.

Governmental Regulations Affecting Our Properties

We and our properties are subject to a variety of federal, state and local environmental, health, safety and similar laws. The application of these laws to a specific property that we own depends on a variety of property-specific circumstances, including the current and former uses of the property, the building materials used at the property and the physical layout of the property. Neither existing environmental, health, safety and similar laws nor the costs of our compliance with these laws has had a material adverse effect on our financial condition or results of operations, and management does not believe they will in the future. In addition, we have not incurred, and do not expect to incur, any material costs or liabilities due to environmental contamination at properties we currently own or have owned in the past. However, we cannot predict the impact of new or changed laws or regulations on properties we currently own or may acquire in the future. We have no current plans for substantial capital expenditures with respect to compliance with environmental, health, safety and similar laws and we carry environmental insurance which covers a number of environmental risks for most of our properties.

Competition

Numerous commercial developers and real estate companies compete with us with respect to the leasing of properties. Some of these competitors may possess greater capital resources than we do, although we do not believe that any single competitor or group of competitors in any of the primary markets where our properties are located are dominant in that market. This competition may interfere with our ability to attract and retain tenants, leading to increased vacancy rates and/or reduced rents and adversely affect our ability to minimize operating expenses.

Retailers at our properties also face increasing competition from online retailers, outlet stores, discount shopping clubs, superstores, and other forms of sales and marketing of goods and services, such as direct mail. This competition could contribute to lease defaults and insolvency of tenants.

Company Website Access and SEC Filings

We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited consolidated financial statements, with the SEC which can be found at http://www.sec.gov.

Additionally, we make available free of charge through our website http://www.whlr.us our most recent Annual Report on Form 10-K, including our audited consolidated financial statements, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, we have posted the Charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as well as our Code of Business Conduct and Ethics for Employees, officers, Agents and Representatives, Code of Business Conduct and Ethics for Members of the Board of Directors, Corporate Governance Principles, including guidelines on director independence, and Insider Trading Policy, all under separate headings. The content of our website is not incorporated by reference into this registration statement on Form S-11 or in any other report or document we file with the SEC, and any references to our website is intended to be inactive textual references only.

DISTRIBUTION POLICY

In March 2018, the Board suspended the payment of dividends on our Common Stock. The Board also suspended the quarterly dividends on shares of our Series A Preferred, Series B Preferred and Series D Preferred Stock, beginning with the three months ended December 31, 2018. Dividends were suspended to retain cash flow to pay operating expenses and reduce debt. Additionally, as the Company has failed to pay cash dividends on the outstanding Series D Preferred Stock, the annual dividend rate on the Series D Preferred Stock has increased to 10.75%; commencing on the first day after the first missed quarterly payment, January 1, 2019 and will continue until such time as the Company has paid all accumulated and unpaid dividends on the Series D Preferred Stock in full. As a result of the dividend suspension on the Series A Preferred, Series B Preferred and Series D Preferred Stock, no dividends may be declared or paid on the Common Stock until all accumulated accrued and unpaid dividends on the Preferred Stocks have been declared and paid in full. At this time, we can provide no certainty as to when or if dividends will be reinstated. However, we intend to make all required dividend distributions, if any, that will enable us to maintain our REIT status and to eliminate or minimize our obligation to pay income and excise taxes.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Subscription Rights

We are distributing to the record holders of our Common Stock as of the Record Date non-transferable Rights to purchase the Notes. The subscription price of 100% of the principal amount of the Notes to be purchased was determined by our board of directors after a review of recent historical trading prices of our Common Stock. The Rights will entitle the holders of our Common Stock to purchase Notes for an aggregate purchase price of $30 million.

Each holder of record of our Common Stock will receive one (1) Right for every eight (8) shares of our Common Stock owned by such holder at the as of the Record Date. Each Right will entitle the holder to a basic subscription privilege and an Over-Subscription Privilege.

Basic Subscription Privilege

With your basic subscription privilege, each Right will entitle you to purchase $25.00 principal amount of the Notes. We will distribute one (1) Right for every eight (8) shares of our Common Stock, prior to the expiration of the Rights Offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your Over-Subscription Privilege.

We will deliver certificates representing the Notes purchased with the basic subscription privilege as soon as practicable after the Rights Offering has expired.

Over-Subscription Privilege

If, and only if, you exercise the basic subscription privilege, then you will also have an Over-Subscription Privilege which will allow you to subscribe for an additional principal amount of Notes issuable pursuant to Rights that were not exercised by other stockholders. The Notes sold through the Over-Subscription Privilege will be sold at the same subscription price and, if necessary, subject to proration based on relative Common Stock ownership.

In order to properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege prior to the expiration of the Rights Offering. Because we will not know the total number of unsubscribed Notes prior to the expiration of the Rights Offering, if you wish to maximize the number of Notes you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Notes available to you, assuming that no stockholder other than you has purchased any Notes pursuant to their Right and Over-Subscription Privilege.

We can provide no assurances that you will actually be entitled to purchase the number of Notes issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. We will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our stockholders exercise their Rights in full.

●	To the extent the aggregate subscription price of the maximum number of unsubscribed Notes available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed Notes available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

●	To the extent the stockholders properly exercise their Over-Subscription Privileges for an aggregate amount of Notes that is less than the number of the unsubscribed Notes, you will be allocated the number of unsubscribed Notes for which you actually paid in connection with the Over-Subscription Privilege.

We will deliver certificates representing the Notes purchased with the Over-Subscription Privilege as soon as practicable after the expiration of the Rights Offering.

DESCRIPTION OF NOTES

We are offering an aggregate of $30 million of our 7.00% Senior Subordinated Convertible Notes due 2031, which we refer to as the “Notes.” The following description is a summary of the material provisions of the Notes and the Indenture. It does not restate the Indenture in its entirety. We urge you to read carefully the Indenture because it, and not this description, defines your rights as a holder of the Notes. The Indenture will be subject to the provisions of the Trust Indenture Act (as defined below). Copies of the Indenture are available as set forth under “—Where You Can Find More Information” on page 95. Certain defined terms used in this description but not defined below may have the meanings assigned to them in the Indenture. The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture. In this section, references to the “Company”, “we”, “our” or “us” refers to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation.

The Notes will be issued under an indenture (the “Indenture”) between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The terms of the Notes will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

General

The Notes:

●	are unsecured general subordinated obligations of the Company;

●	bear interest at a rate of 7.00% per annum payable at the Company’s option in cash, Series B Preferred Stock and/or Series D Preferred Stock;

●	mature on December 31, 2031;

●	will be issued in denominations of $25.00 and integral multiples thereof;

●	are subordinated in right of payment to any existing and future secured or unsecured senior debt of the Company;

●	will mandatorily convert at maturity and be payable: (a) in cash; (b) in shares of Common Stock; or (c) in any combination of (a) or (b). Each share of Common Stock shall be deemed to have a value equal to the product of (x) the average VWAPs for the Common Stock for the 15 consecutive Trading Days ending on the third Business Day preceding the Maturity Date and (y) 0.55;

●	will mandatorily convert upon a Change of Control at which time each Note shall convert into shares of Common Stock equal to: (i) the principal amount of each Note divided by (ii) the product of (x) the average VWAPs for the Common Stock for the 15 consecutive Trading Days ending on the third Business Day immediately preceding the date of such Change of Control and (y) 0.55;

●	are redeemable in whole or from time to time in part at the Company’s option, after January 1, 2024, at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest for cash or shares of the Company’s Common Stock, or any combination thereof. For purposes of determining the value of Common Stock paid as all or part of the Redemption Price, each share of Common Stock shall be deemed to have a value equal to the product of (x) the average VWAPs for the Common Stock for the 15 consecutive Trading Days ending on the third Business Day immediately preceding the relevant Redemption Date and (y) 0.55; and

●	will be convertible at the option of the holders into shares of Common Stock at a Conversion Price of $6.25 per share of Common Stock (4 common shares for each $25.00 of principal amount of the Notes being converted).

We intend to list the Notes for trading on the Nasdaq and trade under the symbol “WHLRL.” Currently, there is no public market for the Notes and there can be no assurance that one will develop.

The Indenture governing the Notes will provide for customary Events of Default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default under the Indenture governing the Notes occurs or is continuing, the Trustee or the holders of a minimum threshold amount in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Trustee, Paying Agent and Registrar

Wilmington Savings Fund Society, FSB, is the Trustee. Initially, the Trustee will act as Conversion Agent, Paying Agent and Note Registrar. The Company may change the Conversion Agent, Paying Agent or Note Registrar upon written notice thereto. The Company, any subsidiary or any affiliate of any of them may act as Conversion Agent, Paying Agent, Note Registrar or co-registrar. The Trustee also acts as the administration agent under the Magnetar credit agreement, under which if the Company is in default under the indenture securities, the Trustee will resign and the Company will appoint a successor Trustee.

Registration, Registration of Transfer and Exchange

The Company shall cause to be kept at the corporate trust office of the Trustee a register (the register maintained in such office and in any other office or agency designated in the Indenture being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee is initially appointed as security registrar (the Trustee in such capacity, together with any successor of the Trustee in such capacity, the “Note Registrar”) for the purpose of registering Notes and transfers of Notes as herein provided. The Trustee is also initially appointed to act as the Paying Agent and the Conversion Agent.

Upon surrender for registration of transfer of any Note at the office or agency of the Company designated in the Indenture, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations of a like aggregate principal amount. The Trustee shall not be required to register transfers of Notes or to exchange Notes for a period of 15 days before selection of any Notes to be redeemed. The Trustee shall not be required to exchange or register transfers of any Notes called or being called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. The Trustee shall not be required to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

Furthermore, any holder of a global Note shall, by acceptance of such global Note, agree that transfers of beneficial interests in such global Note may be effected only through a book-entry system maintained by the holder of such global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company and the Note Registrar, duly executed by the holder thereof or such holder’s attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any taxes, fees or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than certain exchanges not involving any transfer.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Each holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such holder’s Note by such holder in violation of any provision of the Indenture and/or applicable United States federal or state securities laws.

Neither the Trustee nor any Agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depository.

Payment of Interest; Interest Rights Preserved

Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid at the office or agency of the Company maintained for such purpose The interest payable on any interest payment date may be paid: (a) in cash; (b) in shares of Series B Preferred Stock; (c) in shares of Series D Preferred Stock; or (d) in any combination of (a), (b), and/or (c). For purposes of determining the value of Series B Preferred Stock or Series D Preferred Stock paid as interest on the Notes, each share of Series B Preferred Stock or Series D Preferred Stock, as the case may be, shall be deemed have a value equal to the product of (x) the average of the VWAPs for the Series B Preferred Stock or the Series D Preferred Stock, as the case may be, for the 15 consecutive Trading Days ending on the third Business Day immediately preceding the relevant interest payment date, and (y) 0.55.

Interest

Interest on the Notes will be payable semi-annually on each of June 30 and December 31, commencing on December 31, 2021, to holders of record at the close of business on 5:00 p.m., New York City time, on the June 1 and December 1 preceding the applicable interest payment date (the “Regular Record Date”), with all interest payments being interest at a rate of 7.00% per annum. On each Regular Record Date, the Company shall instruct the Subscription Agent, with a copy to the Trustee, whether the interest paid on the next interest payment date should be in the form of (a), (b), (c), or (d) above and, if (d), the percentage of such interest to be paid in cash, Series B Preferred Stock and/or Series D Preferred Stock.

Interest will accrue on the Notes from and including the date on which the Notes are first issued or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking; Subordination

The obligations of the Company under the Indenture will be subordinate and junior in right of payment to all of our existing and future senior indebtedness (whether secured or unsecured), will rank pari passu with any existing or future pari passu senior subordinated debt of the Company and will rank senior to any existing or future subordinated indebtedness of the Company. The indenture will not restrict us in any way now or in the future from incurring senior debt or indebtedness that would be pari passu with or subordinate to the Notes.

The Indenture will not limit the aggregate amount of senior indebtedness that may be issued by the Company. Upon any payment or distribution of assets to creditors in case of the Company’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency, or similar proceedings, all holders of our senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of the Notes will be entitled to receive any payment of principal or interest on their Notes.

The Notes will rank senior to all of the Company’s equity securities, including any preferred stock subsequently created.

Redemption or Repurchase of Notes

Optional Redemption

After January 1, 2024, the Company may redeem the Notes, in whole or from time to time in part, at the Company’s option at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest as of the Redemption Date (the “Redemption Price”). The Redemption Price may be paid: (a) in cash; (b) in shares of Common Stock; or (c) in any combination of (a) and (b). For purposes of determining the value of Common Stock paid as all or part of the Redemption Price, each share of Common Stock shall be deemed to have a value equal to the product of (x) the average VWAPs for the Common Stock for the 15 consecutive Trading Days ending on the third Business Day immediately preceding the relevant Redemption Date and (y) 0.55.

Mandatory Conversion in the case of a Change of Control

Upon a Change of Control, each Note shall mandatorily convert into shares of Common Stock equal to: (i) the principal amount of each Note divided by (ii) the product of (x) the average VWAPs for the Common Stock for the 15 consecutive Trading Days ending on the third Business Day immediately preceding the date of such Change of Control and (y) 0.55.

Mandatory Conversion on the Maturity Date or Redemption

In the case of mandatory conversion at the Maturity Date, in lieu of paying the principal of the Note exclusively in cash, the Company may elect to pay such principal: (a) in cash; (b) in shares of Common Stock; or (c) in any combination of (a) or (b). To the extent principal is paid in shares of Common Stock each share of Common Stock shall be deemed to have a value equal to the product of (x) the average VWAPs for the Common Stock for the 15 consecutive Trading Days ending on the third Business Day preceding the Maturity Date and (y) 0.55.

Optional Conversion by Holders

The Notes are convertible, in whole or in part, at any time, at the option of the holders thereof, into shares of Common Stock at a conversion price of $6.25 per share of Common Stock (the “Conversion Price”) (4 common shares for each $25.00 of principal amount of the Notes being converted (the “Conversion Rate”)); provided, however, that if at any time after September 21, 2023 holders of Series D Preferred Stock have required the Company to redeem (payable in cash or stock) in the aggregate at least 100,000 shares of Series D Preferred Stock, then the Conversion Price shall be adjusted to the lower of (i) 55% of the Conversion Price or (ii) a 45% discount to the lowest price at which any Series D Preferred Stock was converted by a holder thereof into the Company’s Common Stock. The Conversion Rate is also subject to customary anti-dilution adjustments set forth in the Indenture.

Events of Default

The following are examples of possible Events of Default:

(a) the Company’s failure to pay in cash or in shares of the Company’s Common Stock at the Company’s election the principal of or premium, if any, on any Note when due whether at Maturity, on a Redemption Date, on a Change of Control Conversion Date with respect to a Change of Control or otherwise;

(b) the Company’s failure to pay in cash, shares of Series B Preferred Stock and/or Series D Preferred Stock an installment of interest on any Note when due, if the failure continues for 30 days after the date when due;

(c) the Company’s failure to timely provide notice with respect to any conversion or redemption of the Notes or failure to timely provide shares of Common Stock upon conversion of the Notes;

(d) the Company’s failure to comply with any other term, covenant or agreement contained in the Notes or the Indenture, if the failure is not cured within 60 days after notice to the Company by the Trustee or to the Trustee and the Company by holders of at least 25% in aggregate principal amount of the applicable Notes then outstanding, in accordance with the Indenture;

(e) [Reserved];

(f) [Reserved];

(g) the Company or any of its significant subsidiaries, pursuant to or within the meaning of the United States Bankruptcy Code: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally not paying its debts (other than debts which are the subject of a bona fide dispute) as they become due; and

(h) a court of competent jurisdiction enters an order or decree under any bankruptcy code that remains unstayed and in effect for 60 days and: (A) is for relief against the Company or any of its significant subsidiaries in an involuntary case; (B) appoints a custodian of the Company or any of its significant subsidiaries or for all or substantially all of the property of the Company or any of its significant subsidiaries; or (C) orders the liquidation of the Company or any of its Significant Subsidiaries.

Acceleration of Maturity; Rescission and Annulment

If an Event of Default, other than an Event of Default specified in Section 5.01(g) or 5.01(h) of the Indenture, occurs and is continuing, either the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes Outstanding, by notice to the Company and the Trustee, may declare the principal of, (and premium, if any) accrued and unpaid interest on, all the then outstanding Notes to be immediately due and payable in cash. In the case of an Event of Default specified in the Indenture, as described in (g) or (h) above occurs and is continuing, then the principal amount of, and accrued and unpaid interest on, all the Notes shall automatically become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any holder.

At any time after a declaration of acceleration has been made, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to the Trustee, may rescind and annul such declaration and its consequences if

(a) the rescission would not conflict with any order or decree;

(b) all Events of Default, other than the non-payment of accelerated principal of (or premium, if any, on) or interest, have been cured or waived; and

(c) all amounts due to the Trustee are paid.

The Trustee is not obligated to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the Trustee security or indemnity that is satisfactory to the Trustee against the costs, expenses and liabilities that the Trustee may incur to comply with the request or demand. Subject to applicable law and the Trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or that the Trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such holders).

Supplements and Amendments to Indenture

Supplemental Indentures without the Consent of Holders

Without notice to or the consent of any holder, the Company may, with the consent of the Trustee, at any time and from time to time, amend or supplement the Indenture or the Notes, in form satisfactory to the Trustee, for any of the following purposes to:

(a) evidence the assumption of its obligations under the Indenture and the Notes by a successor upon its consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all of or substantially all of its property or assets in accordance with the Indenture;

(b) make adjustments in accordance with the Indenture to the right to convert the Notes upon certain reclassifications in its Common Stock and certain consolidations, mergers, and binding share exchanges involving the Company and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of its property or assets;

(c) add guarantees with respect to, or secure its obligations in respect of, the Notes;

(d) add to its covenants for the benefit of the holders or to surrender any right or power conferred upon the Company;

(e) cure any ambiguity, defect, omission or inconsistency in the Indenture;

(f) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act as in effect on the date on which the Indenture is qualified thereunder;

(g) to pay interest in accordance with the terms of the Indenture;

(h) make any change that does not adversely affect the rights of any holder, subject to the provisions of the Indenture;

(i) provide for the appointment of a successor Trustee, Note Registrar, Paying Agent, or Conversion Agent;

(j) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any holder; or

(k) to conform the provisions of the Indenture or the Notes to the “Description of Notes” section of the Prospectus beginning on page 49 to the extent that such provision was intended (as evidenced by an Officers’ Certificate of the Company) to be a verbatim recitation of a provision of the Indenture or the Notes.

Supplemental Indenture with Consent of Holders

With the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes delivered to the Company and the Trustee (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Company and the Trustee may amend or supplement the Indenture or the Notes for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions hereunder or thereunder or of modifying in any manner the rights of the holders hereunder or thereunder and any existing default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes, other than Notes beneficially owned by the Company or its affiliates; provided, however, that no such amendment, supplement or waiver shall, without the consent of the holder of each outstanding Note affected thereby (with respect to any Notes held by a nonconsenting holder):

(a) change the stated maturity of the principal of, or the payment date of any installment of interest on, or any additional amounts with respect to, any Note;

(b) reduce the principal amount of, or any premium or interest on, any Note;

(c) change the manner, consideration or currency of payment of principal of, or any premium or interest on, any Note;

(d) impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any Note;

(e) modify, in a manner adverse to the holders, the provisions of the Indenture relating to the Redemption Price or the Company’s obligation to pay the Redemption Price when due;

(f) modify the ranking provisions of the Indenture, relative to other indebtedness of the Company in a manner adverse to the holders;

(g) reduce the percentage in aggregate principal amount of outstanding Notes whose holders must consent to a modification or amendment of the Indenture or the Notes;

(h) reduce the percentage in aggregate principal amount of outstanding Notes whose holders must consent to a waiver of compliance with any provision of the Indenture or the Notes or a waiver of any Default or Event of Default; or

(i) modify the provisions of the Indenture with respect to modification and waiver (including waiver of a Default or Event of Default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected Holder.

It shall not be necessary for any act of holders descried in the paragraph above to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

Calculations

The Company is responsible for all calculations under the Indenture and the Notes, including the determination of Conversion Rate, and the VWAPs of the Common Stock. The Company shall make all such calculations in good faith. In the absence of manifest error, such calculations shall be final and binding on all holders. The Company shall provide a copy of such calculations to the Trustee and the Conversion Agent, as required hereunder, and, the Trustee and the Conversion Agent shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification.

The Trustee shall have no duty to determine when an adjustment to the conversion rate should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon an officers’ certificate. The Trustee shall not be under any responsibility to perform any calculations under the Indenture. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of the Notes, and the Trustee shall not be responsible for the Company’s failure to comply with any provision of Article 14 of the Indenture. The Conversion Agent shall have the same protection under Section 14.04 of the Indenture as the Trustee.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholders, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Agent” means any Paying Agent, Authenticating Agent, Conversion Agent and Note Registrar under the Indenture.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or the place of payment are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following:

(a) any Person or group (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Company equal to at least fifty percent (50%); or

(b) the Company consolidates with, or merges into or with any Person (other than a consolidation or merger in which the Company is the continuing or surviving entity).

“Change of Control Conversion Date” means the date of the mandatory conversion of the Notes upon a Change of Control, as determined by the Company, which date shall be no earlier than 20 days and no later than 35 days from the date notice thereof is sent to holders.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” means the common stock, without par value, of the Company.

“Company” means Wheeler Real Estate Investment Trust, Inc., a Maryland Corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “company” shall mean such successor Person.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by any one of its Chairman, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary, or any Vice President and delivered to the Trustee.

“Conversion Agent” means any office or agency (including the Company acting as Conversion Agent) where the Notes may be presented for conversion.

“Corporate Trust Office” means the designated corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of the Indenture is located at 500 Delaware, Wilmington, DE 19801, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean any office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

“Depository” means The Depository Trust Company, its nominees and successors.

“Global Notes” means one or more permanent global Notes in definitive, fully registered form.

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock, Series B Preferred Stock, and Series D Preferred Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock, Series B Preferred Stock, and Series D Preferred Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock, Series B Preferred Stock, and Series D Preferred Stock or in any options contracts or futures contracts relating to the Common Stock, Series B Preferred Stock, and Series D Preferred Stock.

“Nasdaq” has the meaning specified in the definition of “Trading Day”.

“Series B Preferred Stock” means Series B Preferred Stock, without par value, of the Company.

“Series D Preferred Stock” means Series D Cumulative Convertible Preferred Stock, without par value, of the Company.

“Trading Day” means a day on which: (1) there is no Market Disruption Event; and (2) trading in shares of the Common Stock, Series B Preferred Stock, and Series D Preferred Stock generally occurs on the Nasdaq Capital Market (“Nasdaq”) or, if shares of the Common Stock, Series B Preferred Stock, and Series D Preferred Stock are not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which shares of the Common Stock, Series B Preferred Stock, and Series D Preferred Stock are then listed or, if shares the Common Stock, Series B Preferred Stock, and Series D Preferred Stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which shares of the Common Stock, Series B Preferred Stock, and Series D Preferred Stock are then listed or admitted for trading. If shares of the Common Stock, Series B Preferred Stock, and Series D Preferred Stock are not so listed or traded, “Trading Day” means a “Business Day.”

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 as amended and in force on the date as of which the Indenture was executed, except as provided for in the Indenture.

“VWAP” means, for each of the 15 consecutive Trading Days immediately prior to the date of determination, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WHLR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock, Series B Preferred Stock, and Series D Preferred Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, copies of which are on file with the SEC as described under “How to Obtain Additional Information” on page 95.

General

Our charter, as amended, provides that we may issue a maximum of 18,750,000 shares of Common Stock, and 15,000,000 shares of preferred stock, without par value per share. Our charter authorizes the Board, with the approval of a majority of the entire Board and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock and classify any unissued shares of preferred stock. As of June 1, 2021, 9,706,738 shares of our Common Stock, 562 shares of our Series A Preferred Stock, 1,875,748 shares of our Series B Preferred Stock and 3,142,196 shares of our Series D Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

As of March 31, 2021, there were outstanding (i) 221,565 units of our Operating Partnership, with each unit exchangeable for one share of our Common Stock, or, at our option, the cash value of one share of our Common Stock. As of March 31, 2021, (i) there were outstanding 1,558,134 warrants that are exercisable for 1,558,134 shares of our Common Stock that may be issued upon exercise of a warrant at varying excise prices ranging from $3.12 to $6.875, solely at the discretion of the holder of each warrant and (ii) other than those described in the previous sentence, there are no outstanding warrants or rights of any other kind in respect of our Common Stock.

Common Stock

The following description of the Common Stock sets forth the general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion of debt securities or preferred stock or upon the exercise of Common Stock warrants. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Board out of assets legally available therefore and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past dividend periods, no dividends shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, by us with respect to any shares of Common Stock.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our Common Stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our Board determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights. Under Maryland general corporate law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our Board to reclassify any unissued shares of our Common Stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

On July 20, 2021, the closing price of our Common Stock reported on the Nasdaq Stock Market was $3.20 per share.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our Board to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our Common Stock or preferred stock and to classify or reclassify unissued shares of our Common Stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of Common Stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our Common Stock or that our common stockholders otherwise believe to be in their best interests.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The Ownership Limits in our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our capital stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our capital stock that are not treated as outstanding for federal income tax purposes. A person or entity that would have acquired beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our capital stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, our capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding capital stock and thereby violate the applicable ownership limit.

Our Board, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the Ownership Limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our Board determines that:

●	such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

●	subject to certain exceptions, the person does not and will not own, beneficially or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to constructively own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our Board may require (i) an opinion of counsel or an IRS ruling, in either case in form and substance satisfactory to our Board, in its sole and absolute discretion, to determine or ensure our status as a REIT and (ii) such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations described above. Our Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an Ownership Limit or at any other time, our Board may, in its sole and absolute discretion, increase or decrease one or both of the Ownership Limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased Ownership Limit. Our Board may not increase or decrease any Ownership Limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

On March 13, 2020, the Board, pursuant to the terms of the Company’s charter, created an Excepted Holder Limit of 11.8% for the following stockholders of the Company: (i) Daniel Khoshaba and (ii) Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Value LLC, and Joseph Stilwell (collectively, the “Stilwell Group”). On August 4, 2020, the Board increased the Excepted Holder Limit for each of Mr. Khoshaba and the Stilwell Group from 11.8% to 14.0%.

Our charter further prohibits:

●	any person from beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us constructively owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, if the income we derive from such tenant taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

●	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the Ownership Limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

A holder of Notes may not exercise the conversion feature of the Notes to the extent that such holder exercise would be treated as violating the Ownership Limits as a result of such exercise. If any delivery of shares of our capital stock owed to a holder upon conversion of the Notes is not made, in whole or in part, as a result of the limitations described above, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it violating the Ownership Limits.

The Ownership Limits and other restrictions on ownership and transfer of our stock described above will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the Ownership Limits or such other limit established by our Board, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last reported sale price on the Nasdaq Capital Market on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares, without violating the Ownership Limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the Nasdaq Stock Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

●	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

●	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our Board or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our Board or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our capital stock that our stockholders believe to be in their best interest.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

●	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

●	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors:

(1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

●	a classified board;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the directors;

●	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

●	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our Board in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board. Through provisions in our charter and bylaws unrelated to Subtitle 8, we currently (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our Board, our president, our chief executive officer or our Board, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our Board may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Transfer Agent and Registrar

The transfer agent and registrar for our (a) shares of Common Stock, (b) Series A Preferred Stock, (c) Series B Preferred Stock, (d) Series D Preferred Stock, and (e) publically traded warrants is Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021.

PLAN OF DISTRIBUTION

As soon as practicable after the Record Date for the Rights Offering, we will distribute the Rights and Rights Certificates to individuals who owned shares of our Common Stock at 5:00 p.m., New York City time, on June 1, 2021. If you wish to exercise your Rights and purchase Notes, you should complete the Rights Certificate and return it with payment (other than wire transfers) for the shares to the Subscription Agent, Registrar and Transfer Agent, at the following address:

By mail: Computershare c/o Corporate Actions Voluntary Offer; COY: WHLR P.O. Box 43011 Providence, RI 02940-3011	By overnight courier: Computershare c/o Corporate Actions Voluntary Offer; COY: WHLR 150 Royall Street, Suite V Canton, MA 02021

Additional questions about the Rights Offering should be directed to the information agent for the Rights Offering as follows:

(516) 220-8356 (brokers); (833) 503-4130 (stockholders)

See “The Rights Offering—Method of Exercising Rights” on page 36. If you have any questions, you should contact the Subscription Agent, Computershare, at (800) 546-5141 (within USA, US territories & Canada) or (781) 575-2765 (outside USA, US territories & Canada).

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Notes or the underlying Common Stock.

Computershare is acting as the Subscription Agent, Registrar and Transfer Agent for this Rights Offering. We will pay all customary fees and expenses of the Subscription Agent related to this Rights Offering and have also agreed to indemnify the Subscription Agent from liabilities that it may incur in connection with this Rights Offering. We estimate that our total expenses in connection with this Rights Offering will be approximately $945,259.40.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences related to (i) the receipt and exercise of the Rights pursuant to the Rights Offering, (ii) the ownership and disposition of Notes acquired pursuant to an exercise of the Rights, and (iii) the ownership and disposition of shares of our Common Stock received as payments on, or upon conversion of, the Notes. This discussion applies only to holders that hold the Rights, the Notes, or shares or our Common Stock, as applicable, as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the tax consequences to accrual-method taxpayers who are required under Section 451(b) of Code to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	banks, financial institutions or financial services entities;

●	subchapter S corporations;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies and REITs;

●	U.S. expatriates or former long-term residents of the United States;

●	insurance companies;

●	broker-dealers;

●	taxpayers subject to mark-to-market tax accounting rules;

●	tax-exempt organizations (except to the limited extent discussed in “— Federal Income Tax Considerations to Tax-Exempt Holders of the Ownership and Disposition of our Common Stock” on page 87);

●	passive foreign investment companies or controlled foreign corporations;

●	persons who are not citizens or residents of the United States (except to the limited extent discussed below);

●	persons holding our securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	investors that have a principal place of business or “tax home” outside the United States;

●	investors whose functional currency is not the United States dollar; and

●	persons who receive our securities through the exercise of employee stock options or otherwise as compensation.

This discussion also does not consider the tax treatment of entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our Common Stock through such entities or arrangements. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our Common Stock, we urge you to consult your tax advisor.

When we use the term “U.S. Holder,” we mean a beneficial owner of shares of our Common Stock, Rights or Notes, as applicable who, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate the income of which is subject to federal income taxation regardless of its source; or

●	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

When we use the term “Non-U.S. Holder,” we mean a beneficial owner of shares of our Common Stock, Rights or Notes, as applicable who, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of receiving Rights pursuant to the Rights Offering, owning and disposing of Notes acquired pursuant to an exercise of the Rights, and owning and disposing of shares of our Common Stock received as payment on, or upon conversion of, the Notes, and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

General

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2012. The Company believes that it has been organized and has operated in a manner that has allowed it to qualify for taxation as a REIT under the Code commencing with its taxable year ended December 31, 2012, and the Company intends to conduct operations as to qualify as a REIT in the future.

Provided we continue to qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

●	First, we will be required to pay tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

●	Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test described under “—Income Tests” on page 72, this tax is not applicable.

●	Third, if we fail to satisfy the 75% gross income test or the 95% gross income test, each as described under “—Income Tests” on page 72 and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

●	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

●	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% value test, or the 10% vote test), as described under “—Asset Tests” on page 74, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

●	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

●	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

●	Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

●	Ninth, any subsidiaries that are C corporations, including our Taxable REIT Subsidiaries (“TRSs”), such as Wheeler Real Estate LLC (“Wheeler Real Estate”), Wheeler Interests LLC (“Wheeler Interests”) and Wheeler Development LLC (“Wheeler Development”), generally will be required to pay federal corporate income tax on their earnings.

●	Tenth, we will incur a 100% excise tax on certain transactions with a TRS that are not conducted on an arm’s-length basis and we will incur such 100% excise tax if it is determined we have been undercharged for certain services provided by a TRS.

●	Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our Common Stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous year, which election has not been revoked or terminated and satisfied all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as a part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

The Company believes that it has been organized, has operated and has issued sufficient shares of Common Stock and preferred stock with sufficient diversity of ownership to allow the Company to satisfy conditions (1) through (8), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Description of Capital Stock—Restrictions on Ownership and Transfer” beginning on page 59. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify” on page 77.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have used and intend to continue to use a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% value test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.

Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies” beginning on page 77.

We control our Operating Partnership and its subsidiary partnerships and subsidiary limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described under “—Asset Tests” on page 74.

Ownership of Interests in TRSs. We have three TRSs, Wheeler Real Estate, Wheeler Interests and Wheeler Development. Wheeler Real Estate is a real estate leasing, management and administration firm. Wheeler Interests is an acquisition and asset management firm. Wheeler Development is a development company that specializes in ground-up development, redevelopment of mature centers, phase two developments for existing centers and build-to-suit projects for selecting tenants. We may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT or qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities as more fully described under “—Income Tests” beginning on page 72, a TRS may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT. A TRS is subject to U.S. federal, state and local income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% value test, or the 10% vote test as described below. See “—Asset Tests” on page 74. Overall, no more than 20% (25% for taxable years ending on or before December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. Further, a 100% excise tax may apply to transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the 1934 Act) is treated as a “real estate asset” for the Asset Tests, the interest income and gain from the sale of such a debt instrument is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

●	The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales. Although some of our leases provide for payment of rent based in part on a fixed percentage of gross receipts, none of our leases provide for rent that is based on the income or profits of any person;

●

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility or qualified health care property and such property is operated on behalf of the TRS by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease.

Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

●	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property,” nor will such personal property qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary;

●	For any obligation held by us that is secured by a mortgage on both real and personal property, the fair market value of personal property securing such obligation is not greater than 15% of the total fair market value of all property securing such obligation. If this condition is not met, then the portion of the rent attributable to personal property may not qualify as “rents from real property” and such obligation will not qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent we hold an obligation for which the security consists of personal property the fair market value of which exceeds 15% of the total fair market value of all property securing such obligation, we may transfer such obligation to a taxable REIT subsidiary; and

●	We generally must not operate or manage our real property or furnish or render noncustomary services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not revenue. We may own up to 100% of the stock of a TRS that may provide customary and noncustomary services directly to our tenants without tainting our rental income from the leased property. Any amounts we receive from a TRS with respect to the TRS’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test. We need not provide services through an independent contractor or a TRS, but may instead provide the services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide a minimal amount of services not described in prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We generally do not intend, and as a general partner of our Operating Partnership, do not intend to permit our Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily (1) to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, (2) to manage risk of currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test, or (3) to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property is disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our TRSs pay dividends, we generally will derive our allocable share of such dividend income through our interest in our Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

●	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations; and

●	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to predict whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed in “—Taxation of Our Company—General” on page 68, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income will be disregarded for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property, interests in mortgages on real property, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property” as discussed above), debt instruments issued by “publicly offered REITs,” and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, not more than 25% of the value of our total assets may include certain debt issued by publicly traded REITs.

Fourth, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”), we may not own more than 10%, by value, of any one issuer’s outstanding securities (the “10% value test”) and we may not own more than 10% of the voting power of any one issuer (the “10% vote test”). Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, “straight debt,” securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fifth, not more than 20% (25% for taxable years ending on or before December 31, 2017) of the value of our total assets may be represented by the securities of one or more TRSs. Our Operating Partnership currently owns three TRSs, and we may acquire securities in other TRSs in the future. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% value test, or the 10% vote test with respect to our ownership of their securities. We intend that the aggregate value of our TRSs will not exceed 20% of the aggregate value of our gross assets.

The Company believes that its assets have allowed the Company to comply with the foregoing asset tests and intends to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support the Company’s conclusions as to the value of its assets. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not disagree with the Company’s determinations of value. If the IRS were to disagree with our determination of the value of certain of our assets, we could fail one or more of the foregoing asset tests, which could cause us to fail to qualify as a REIT unless we satisfied one of the cure provisions described below.

If we fail to satisfy an asset test because we acquire nonqualifying securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company believes that it has maintained and intends to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If the Company fails to cure any noncompliance with the asset tests within the 30-day cure period, the Company would cease to qualify as a REIT unless the Company is eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% asset test, the 10% value test, and the 10% vote test if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% asset test, the 10% value test, and the 10% vote test, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although the Company believes it has satisfied the asset tests described above and plans to take steps to ensure that it satisfies such tests at the close of each calendar quarter, there can be no assurance that the Company will always be successful, or will not require a reduction in the Operating Partnership’s overall interest in an issuer (including in the Company’s TRSs). If the Company fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, the Company would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

●	90% of our “REIT taxable income”; and

●	90% of our after-tax net income, if any, from foreclosure property; minus

●	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the five-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.

For distributions prior to January 1, 2015 to be taken into account for purposes of our distribution requirement, the amount distributed must not have been preferential—i.e., every stockholder of the class of stock to which a distribution is made must have been treated the same as every other stockholder of that class, and no class of stock may have been treated other than according to its dividend rights as a class. However, for taxable years beginning after December 31, 2014, the preferential dividend rule no longer applies to “publicly offered REITs.” Thus, so long as we qualify as a “publicly offered REIT,” the preferential dividend rule will not apply to our 2015 and subsequent taxable years.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the limited partnership agreement of our Operating Partnership, or the Partnership Agreement, authorizes us, as general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction. Moreover, the Biden Administration has proposed to end the deferral of gain recognized in like-kind exchanges in excess of $500,000 in any taxable year. The proposal, if enacted, could limit or restrict our ability to engage in like-kind exchanges.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments will be held indirectly through our Operating Partnership. In addition, our Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities that are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. For taxable years beginning after December 31, 2017, however, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary, if permitted under the circumstances.

We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests (other than the 10% value test), we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company” on page 68.

Entity Classification. Our interests in our Operating Partnership and any subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our Operating Partnership may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our Operating Partnership could be classified as a publicly traded partnership.

If our Operating Partnership does not qualify for the 100 Partner Safe Harbor, interests in our Operating Partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our Operating Partnership transferred during any taxable year of our Operating Partnership does not exceed 2% of the total interests in our Operating Partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our Operating Partnership are excluded from the determination of the percentage interests in capital or profits of our Operating Partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our Operating Partnership’s capital or profits. We, as general partner of our Operating Partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our Operating Partnership that would cause our Operating Partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our Operating Partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” beginning on page 74 and “—Income Tests” beginning on page 72. This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” beginning on page 77 for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. The Partnership Agreement generally provides that allocations of net income to holders of common units generally will be made proportionately to all such holders in respect of such units. Certain limited partners will have the opportunity to guarantee debt of our Operating Partnership, either directly or indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our Operating Partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our Operating Partnership, which net loss would have otherwise been allocable to us. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally carries over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The Partnership Agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” beginning on page 69 and “—Annual Distribution Requirements” beginning on page 75.

Partnership Audit Rules. In certain situations, a partnership itself must pay any “imputed underpayments,” consisting of delinquent taxes, interest and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them.

Federal Income Tax Considerations of the Receipt, Expiration, and Exercise of the Rights

Federal Income Tax Considerations to U.S. Holders of the Receipt, Expiration, and Exercise of the Rights

Receipt of the Rights

Neither the Code nor the Treasury regulations promulgated thereunder clearly address the characterization of rights to acquire convertible notes (such as the Rights). Because we believe that substantially all of the value of the Rights is attributable to the right to convert the Notes into shares of common stock, we intend to treat the distribution of the Rights as a non-taxable distribution of stock rights under Section 305(a) of the Code. Under this treatment, U.S. Holders will not be subject to U.S. federal income taxation on their receipt of the Rights.

However, there can be no assurance that the IRS will agree with our intended treatment. If the IRS were to successfully assert that the distribution of Rights is instead a taxable distribution of property to which Section 301 of the Code applies, each U.S. Holder would be treated as having received a distribution with respect to its shares of our Common Stock in an amount equal to the fair market value of the Rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits. The amount of any distribution in excess of our earnings and profits would be applied to reduce, but not below zero, your tax basis in the shares of our Common Stock, and any excess (determined on a share-by-share basis) generally would be taxable to you as capital gain and would be long-term capital gain if your holding period with respect to your shares of our Common Stock is more than one year as of the date of distribution. As long as we qualify as a REIT, amounts treated as dividends will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations, or to the preferential rates for qualified dividend income applicable to individuals. See the discussion under the heading “—Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock—Federal Income Tax Considerations for U.S. Holders of the Ownership and Disposition of our Common Stock” beginning on page 85 for further discussion regarding the treatment of taxable distributions. Your tax basis in the Rights received would be equal to their fair market value on the date of the distribution and your holding period for the Rights would begin on the day after receipt. If the Rights subsequently lapsed without being exercised, you would recognize a capital loss equal to your tax basis in the Rights. The deductibility of capital losses is subject to limitations.

The remainder of the discussion under “—Federal Income Tax Considerations to U.S. Holders of the Receipt, Expiration, and Exercise of the Rights” beginning on page 79 assumes that the distribution of the Rights is a non-taxable distribution of stock rights under Section 305(a) of the Code.

Basis and Holding Period of the Rights

If the fair market value of the Rights on the date of distribution is 15% or more of the fair market value on such date of the shares of our Common Stock with respect to which the Rights are distributed, upon exercise of the Rights, a U.S. Holder’s basis in its shares of our Common Stock will be allocated between such shares and the Rights in proportion to the fair market values of each on the date of distribution of the Rights. If the fair market value of the Rights on the date of distribution is less than 15% of the fair market value of the shares of our Common Stock with respect to which the Rights are distributed on the date of distribution, a U.S. Holder’s basis in the Rights distributed to it will be zero unless the holder irrevocably elects, on its U.S. federal income tax return for the taxable year in which the Rights are received, to allocate part of its basis in shares of our Common Stock to such Rights in the same manner as described above. A U.S. Holder’s holding period in respect of the Rights it receives will include the holder’s holding period in shares of our Common Stock with respect to which the Rights were distributed.

Expiration of the Rights

If a U.S. Holder does not exercise its Rights before the end of the exercise period, it generally will recognize no gain or loss for U.S. federal income tax purposes. Any basis that was allocated to the Rights as described above will be attributed back to the U.S. Holder’s shares of our Common Stock. If a U.S. Holder disposes of some of the shares of our Common Stock with respect to which the Rights were distributed after the U.S. Holder’s receipt of the Rights but before the expiration of the Rights, the U.S. Holder should consult its tax advisor regarding the determination of its basis in the remaining shares of our Common Stock.

Exercise of the Rights

U.S. Holders of Rights will not recognize any gain or loss upon the exercise of the Rights. A U.S. Holder’s aggregate basis in the Notes acquired upon exercise of the Rights will equal the sum of the holder’s basis in the Rights exercised and the amount paid upon exercise of such Rights. A U.S. Holder’s holding period in respect of Notes acquired upon the exercise of Rights will begin on the date the Rights are exercised.

Federal Income Tax Considerations to Non-U.S. Holders of the Receipt, Expiration, and Exercise of the Rights

Neither the Code nor the Treasury regulations promulgated thereunder clearly address the characterization of rights to acquire convertible notes (such as the Rights). Because we believe that substantially all of the value of the Rights is attributable to the right to convert the Notes into shares of common stock, we intend to treat the distribution of the Rights as a non-taxable distribution of stock rights under Section 305(a) of the Code. Under this treatment, Non-U.S. Holders will not be subject to U.S. federal income taxation on their receipt of the Rights.

However, there can be no assurance that the IRS will agree with our intended treatment. If the IRS were to successfully assert that the distribution of Rights is a taxable distribution of property to which Section 301 of the Code applies, a Non-U.S. Holder would be subject to a tax at a rate of 30% on the fair market value of the Rights received by such holder on the date of the distribution to the extent of such holder’s share of our current and accumulated earnings and profits, unless (i) the Non-U.S. Holder is eligible for an exemption or a reduced tax rate under an applicable income tax treaty (and provides appropriate certifications to that effect) or (ii) the amount treated as a taxable dividend is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States for U.S. federal income tax purposes. Non-U.S. Holders would be subject to U.S. federal income tax in the same manner as U.S. Holders in respect of effectively connected dividends (unless an applicable income tax treaty provides otherwise). In addition, corporate non-U.S. holders may be subject to a branch profits tax on their effectively connected earnings and profits attributable to such dividends at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty). See the discussion under the heading “—Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock —Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of our Common Stock” beginning on page 87 for further discussion regarding the treatment of taxable distributions.

Federal Income Tax Considerations of the Ownership and Disposition of the Notes

Tax Classification of the Notes

We intend to treat the Notes as indebtedness for U.S. federal income tax purposes. However, this position is not binding on the IRS or the courts. If the IRS successfully asserted that the Notes are equity for U.S. federal income tax purposes, the U.S. federal income tax treatment of the ownership and disposition of the Notes would be materially different from the consequences described herein.

The remainder of this discussion assumes that the Notes are treated as indebtedness for U.S. federal income tax purposes.

Federal Income Tax Considerations to U.S. Holders of the Ownership, Disposition, and Conversion of the Notes

We intend to treat the Notes as CPDIs subject to taxation under the “noncontingent bond method.” Under the noncontingent bond method, for each accrual period, U.S. Holders of the Notes accrue original issue discount (“OID”) equal to the product of (1) the “comparable yield” (adjusted for the length of the accrual period) and (2) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the Notes, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method may result in recognition of income prior to the receipt of cash.

The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the Notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the Notes.

The adjusted issue price of a Note at the beginning of each accrual period is generally equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. Holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the Note.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments and projected amounts for each contingent payment to be made under the Notes that are adjusted to produce the comparable yield. Holders can obtain the projected payment schedule of the Notes by contacting Crystal Plum, Chief Financial Officer, at 757-627-9088. The projected payment schedule remains fixed throughout the term of the Notes. A U.S. Holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless the U.S. Holder determines that our projected payment schedule is unreasonable, in which case the U.S. Holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using our projected payment schedule.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. Holder is required to make adjustments in its accruals under the noncontingent bond method described above when those amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments.” Positive and negative adjustments are netted for each taxable year with respect to each Note. Any net positive adjustment for a taxable year is treated as additional OID of the U.S. Holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. Holder to the extent of OID accrued in prior years. The balance, if any, is treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it has not previously been taken into account, an excess negative adjustment reduces the amount realized upon a sale, exchange, redemption or other taxable disposition of the Note.

In general, a U.S. Holder’s adjusted basis in the Notes will equal the amount paid by that U.S. Holder for the Notes, increased by the amount of interest previously accrued by such U.S. Holder with respect to the Notes (in accordance with the comparable yield for the Notes), reduced by the amount of any noncontingent payments and the projected amount of any contingent payments previously made.

Gain on the sale, exchange, redemption or other taxable disposition of the Notes generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary only to the extent of the U.S. Holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. Holder as an ordinary loss) and capital to the extent in excess thereof. A noncorporate U.S. Holder would generally be able to use such ordinary loss to offset income only in the taxable year in which such holder recognizes the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of a capital loss realized on the sale, exchange or other taxable disposition of a Note is subject to limitations.

Conversion of Notes into Shares of Our Common Stock

U.S. Holders will not recognize any income, gain or loss on the conversion of the Notes for shares of our Common Stock, except to the extent of cash received in lieu of a fractional share of our Common Stock. The amount of gain or loss on the receipt of cash in lieu of a fractional share of our Common Stock will be equal to the difference between the amount of such cash and the portion of the U.S. Holder’s tax basis in the Note that is allocable to the fractional share. A U.S. holder’s tax basis in the shares of our Common Stock received upon a conversion will equal the adjusted tax basis of the Note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. A U.S. Holder’s holding period in such shares of our Common Stock will include the period during which the U.S. Holder held the Notes.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution, even in the absence of an actual corresponding cash distribution. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Notes, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to holders of shares of our Common Stock may not qualify as being pursuant to a bona fide reasonable adjustment formula. In addition, in the event that a dividend is paid on shares of our Common Stock in cash or property, such dividend would likely result in a constructive distribution equal to the difference between the fair market value of the increase in the accreted principal amount (taking into account the fact that such principal amount is convertible into shares of common stock) over the OID included in income with respect to such interest payment period. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. See the discussion under the heading “—Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock—Federal Income Tax Considerations for U.S. Holders of the Ownership and Disposition of our Common Stock” beginning on page 85 for further discussion regarding the treatment of taxable distributions.

Federal Income Tax Considerations to Non-U.S. Holders of the Ownership, Disposition, and Conversion of the Notes

Taxation of Interest and OID

Subject to the discussion under “—FATCA Withholding Taxes” on page 91, payments on the Notes to a Non-U.S. Holder should not be subject to withholding tax provided that:

●	the payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States;

●	such Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

●	such Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

●	such Non-U.S. Holder is not a bank whose receipt of interest (including OID) on the Notes is described in Section 881(c)(3)(A) of the Code; and

●	either (a) such Non-U.S. Holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that it is not a United States person or (b) such Non-U.S. Holder holds the Notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, or if payments of interest (including amounts treated as OID pursuant to the CPDI rules described in “—Federal Income Tax Considerations to U.S. Holders of the Ownership, Disposition, and Conversion of the Notes” beginning on page 81) are otherwise subject to U.S. federal withholding tax, payments of interest (including OID) made to such Non-U.S. Holder will be subject to the 30% U.S. federal withholding tax, unless such holder provides us with a properly executed:

●	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty; or

●	IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including amounts treated as OID pursuant to the CPDI rules described in “—Federal Income Tax Considerations to U.S. Holders of the Ownership, Disposition, and Conversion of the Notes” beginning on page 81) on the Notes is effectively connected with the conduct of that trade or business, then such Non-U.S. Holder will be subject to U.S. federal income tax on such interest (including OID) on a net income basis (although such holder will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if such Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty applies otherwise). In addition, if a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

To the extent that a Non-U.S. Holder is subject to U.S. federal withholding tax, we (or an applicable withholding agent) may recoup or set-off the applicable U.S. federal withholding tax that we are required to pay on such holder’s behalf against any amounts owed to such holder.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances. See “—Federal Income Tax Considerations to U.S. Holders of the Ownership, Disposition, and Conversion of the Notes—Constructive Distributions” beginning on page 83. Any deemed distribution will be subject to the rules described in “Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock—Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of our Common Stock” beginning on page 87.

Because such deemed distributions will not give rise to any cash from which any applicable federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such deemed distribution against cash payments of interest or from shares of our Common Stock or cash payments for fractional shares otherwise deliverable to a holder. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. See the discussion under the heading “—Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock—Federal Income Tax Considerations for U.S. Holders of the Ownership and Disposition of our Common Stock” beginning on page 85 for further discussion regarding the treatment of taxable distributions. Non-U.S. Holders should consult their tax advisors as to whether it can obtain a refund for all or a portion of such withholding tax.

Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock

Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of our Common Stock

Distributions Generally Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. Holders as ordinary income when actually or constructively received. See “—Tax Rates” beginning on page 86. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our Common Stock dividends. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations or, except to the extent provided in “—Tax Rates” beginning on page 86, the preferential rates on qualified dividend income applicable to non-corporate U.S. Holders, including individuals.

To the extent that we make distributions on our Common Stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. Holder. This treatment will reduce the U.S. Holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the U.S. Holder’s holding period for the shares exceeds one year. Dividends we declare in October, November, or December of any year and which are payable to stockholders of record as of a specified date in any of these months, and that are actually paid in January of the following year, will be treated as both paid by us and received by the stockholder on December 31 of the first year. U.S. Holders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our stock and partially paid in cash, will be taxable to the recipient U.S. Holder to the same extent as if paid in cash.

Capital Gain Dividends Dividends that we properly designate as capital gain dividends will be taxable to our U.S. Holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. Holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. Holder generally would:

●	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

●	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s income as long-term capital gain;

●	receive a credit or refund for the amount of tax deemed paid by it;

●	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

●	in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations Distributions we make and gain arising from the sale or exchange by a U.S. Holder of our shares will not be treated as passive activity income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” beginning on page 86, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of our Common Stock If a U.S. Holder sells or disposes of shares of our Common Stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock exceeds one year. However, if a U.S. Holder recognizes a loss upon the sale or other disposition of Common Stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. Holder received distributions from us which were required to be treated as long-term capital gains. All or a portion of any loss that a U.S. Holder realizes upon a taxable disposition of our Common Stock may be disallowed if the U.S. Holder purchases the same type of stock within 30 days before or after the disposition.

Tax Rates The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” For taxable years beginning before 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain complex limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. The Biden Administration has proposed to increase the maximum long-term capital gains tax rate for certain non-corporate taxpayers.

Medicare Tax on Unearned Income Certain U.S. Holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of our Common Stock. U.S. Holders should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of our Common Stock.

Federal Income Tax Considerations to Tax-Exempt Holders of the Ownership and Disposition of our Common Stock

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. They are subject, however, to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. This income or gain will be UBTI, however, if a tax-exempt stockholder holds our Common Stock as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our Common Stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of our stock. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of our Common Stock

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our Common Stock by Non-U.S. Holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a Non-U.S. Holder in light of its particular circumstances. We urge non-U.S. Holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the ownership and disposition of shares of our Common Stock, including any reporting requirements.

Distributions Generally Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of “United States real property interests” (as defined below) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (or, if required by an applicable income tax treaty, attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. Holder to be exempt from withholding under the effectively connected income exemption or to claim a lower withholding tax rate under an applicable tax treaty. Dividends that are treated as effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. Holders. Any such dividends received by a non-U.S. Holder that is a corporation may also be subject to the 30% branch profits tax, unless reduced or eliminated be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. Holder unless:

(1)	a lower treaty rate applies and the non-U.S. Holder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. Holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. Holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. Holder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. Holder’s adjusted basis in such Common Stock, they will give rise to gain from the sale or exchange of such Common Stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests Distributions to a non-U.S. Holder that we properly designate as capital gain dividends, other than those arising from the disposition of a “United States real property interest” (as defined below), generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our stock is treated as effectively connected with the non-U.S. Holder’s U.S. trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, except that a non-U.S. Holder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. Holder that are attributable to gain from sales or exchanges by us of “United States real property interests,” or USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. Holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. Holders would generally be taxed at the same rates applicable to U.S. Holders, subject to any applicable alternative minimum tax. We also generally will be required to withhold and to remit to the IRS a percentage, equal to the highest marginal tax rate applicable to corporations (currently 21%), of any distribution to non-U.S. Holders that is designated as (or, if higher, that could have been designated as) a capital gain dividend. A non-U.S. Holder may receive a credit against its U.S. federal income tax liability for the amount withheld. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the withholding tax described above, if the non-U.S. Holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. We believe our Common Stock is and anticipate that it will continue to be “regularly traded” on an established securities market in the United States. In addition, any distribution to a non-U.S. Holder that is a “qualified shareholder” or “qualified foreign pension fund” that holds REIT stock directly or indirectly (through one or more partnerships), as discussed below, is not subject to FIRPTA. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

A “qualified shareholder” is a foreign person that (1) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (2) is a “qualified collective investment vehicle” (defined below), and (3) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above. A “qualified collective investment vehicle” is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation,” or USRPHC, if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

A “qualified foreign pension fund” includes any trust, corporation, or other organization or arrangement: (1) which is created or organized under the law of a country other than the United States, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, contributions to such trust, corporation, organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from gross income of such entity or taxed at a reduced rate, or taxation of any investment income of such trust, corporation, organization, or arrangement is deferred or such income is taxed at a reduced rate.

Retention of Net Capital Gains Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by stockholders generally should be treated with respect to non-U.S. Holders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. Holders would be able to offset as a credit against their U.S. federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. Holder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Common Stock Gain recognized by a non-U.S. Holder upon the sale, exchange or other taxable disposition of our Common Stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will be a USRPHC. Our Common Stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. Holders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our Common Stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, a non-U.S. Holder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. Holder’s U.S. trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holder with respect to such gain, or (2) the non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. Holder will incur a 30% tax on the non-U.S. Holder’s capital gains.

In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our Common Stock (subject to the 10% exception applicable to “regularly traded” stock and exceptions for “qualified shareholders” and “qualified foreign pension funds” described herein), a non-U.S. Holder may be treated as having gain from the sale or other taxable disposition of a USRPI if (1) the non-U.S. Holder disposes of our Common Stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. Holder sells our Common Stock, gain arising from the sale or other taxable disposition by a non-U.S. Holder of our Common Stock would not be subject to U.S. federal income taxation under FIRPTA as a sale of a USRPI if:

●	our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq; and

●	such non-U.S. Holder owned, actually and constructively, 10% or less of our Common Stock throughout the five-year period ending on the date of the sale or exchange.

In addition, a sale of our stock by a “qualified shareholder” or a “qualified foreign pension fund” who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. As with distributions, however, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of our stock.

If gain on the sale, exchange or other taxable disposition of our Common Stock were subject to taxation under FIRPTA, the non-U.S. Holder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder. In addition, if the sale, exchange or other taxable disposition of our Common Stock were subject to taxation under FIRPTA, and if shares of our Common Stock were not “regularly traded” on an established securities market, the purchaser of our Common Stock would generally be required to withhold and remit to the IRS 15% of the purchase price. If amounts so withheld on a sale, exchange, or other taxable disposition of our Common Stock exceeds the non-U.S. Holder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against the non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS on a timely basis. However, amounts withheld on any sale, exchange, or other taxable disposition of stock may not satisfy a non-U.S. Holder’s entire tax liability under FIRPTA, and such non-U.S. Holder remains liable for the timely payment of any remaining tax liability. As noted above, we believe our Common Stock is “regularly traded” on an established securities market.

Information Reporting and Backup Withholding

Interest (including amounts treated as OID pursuant to the CPDI rules described in “—Federal Income Tax Considerations to U.S. Holders of the Ownership, Disposition, and Conversion of the Notes” beginning on page 81) on the Notes, dividends (including constructive dividends) with respect to shares of our Common Stock, and proceeds from the sale, exchange or redemption of the Notes or shares of our Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of interest (including amounts treated as OID pursuant to the CPDI rules described in “—Federal Income Tax Considerations to U.S. Holders of the Ownership, Disposition, and Conversion of the Notes” beginning on page 81), dividends (including constructive dividends) and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, interest, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations that eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective investors are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our Common Stock. You should consult with your tax advisor regarding the effect of the Tax Cuts and Jobs Act with respect to your particular circumstances.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our Common Stock.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF HOLDING STOCK IN THE COMPANY, INCLUDING WITHOUT LIMITATION THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

LEGAL MATTERS

The validity of the Rights, Common Stock, Series B Preferred Stock and Series D Preferred Stock and certain other matters will be passed upon for us by Gordon Feinblatt LLC. The validity of the Notes issuable upon exercise of the Rights will be passed upon for us by Cadwalader, Wickersham & Taft LLP. Certain tax matters will be passed upon for us by Williams Mullen.

EXPERTS

The historical consolidated financial statements of our Company as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts on auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Blvd.

Virginia Beach, Virginia 23452

(757) 627-9088

Our website at www.whlr.us contains additional information about us. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus supplement, the accompanying prospectus or any supplement thereto.

We have filed with the SEC a registration statement on Form S-11 with respect to the securities offered hereby, of which this prospectus is a part under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document incorporated by reference in the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such contract or other document as incorporated by reference in the registration statement. For further information regarding our company and the securities offered by this prospectus, reference is made by this prospectus to the registration statement and the schedules and exhibits incorporated therein by reference.

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800- SEC-0330. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INCORPORATION BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus information that we file with the SEC after the filing of this registration statement and prior to the effectiveness of this registration statement. Additionally, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of this offering shall be deemed to be incorporated by reference into this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated by reference into this prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 18, 2021;

●	Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed on May 6, 2021;

●	Current Reports on Form 8-K and/or amended Current Reports on Form 8-K filed on April 2, 2021, April 19, 2021, July 6, 2021, July 8, 2021, and July 19, 2021; and

●	The description of our Common Stock contained in our Form 8-A, filed on October 23, 2012, as amended on October 24, 2012.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are furnished to, but not deemed “filed” with, the SEC, any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

The section entitled “Where You Can Find More Information” on page 95 describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus supplement and the accompanying prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such written or oral requests should be made to:

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Blvd.

Virginia Beach, Virginia 23452

(757) 627-9088

In addition, such reports and documents may be found on our website at www.whlr.us.

Wheeler Real Estate Investment Trust, Inc.

Rights to Purchase

$30 Million Aggregate Principal Amount of

7.00% Senior Subordinated Convertible Notes Due 2031

PROSPECTUS
  , 2021

PART II

Information Not Required In Prospectus

Item 31. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the offering described in this registration statement. All expenses incurred with respect to the registration of the Common Stock will be borne by us. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$13,997.50
Legal Fees and Expenses	$600,000
Accounting Fees and Expenses	$8,000
Miscellaneous Expenses	$125,000
Total Expenses	$746,997.50

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

Not applicable.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the placement agreement relating to this offering. See “Plan of Distribution” beginning on page 66.

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the Partnership Agreement of Wheeler REIT, L.P., the partnership of which we serve as sole general partner.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. The financial statements set forth in the documents that are incorporated by reference as part of the prospectus included in this registration statement are set forth in the section of the prospectus entitled “Incorporation by Reference” on page 96.

(b) Exhibits. The list of exhibits filed with or incorporated by reference in this registration statement is set forth in the Exhibit Index below.

Item 37. Undertakings.

(i) The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(E) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(ii) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document
3.1	Articles of Amendment and Restatement of the Registrant (Filed as exhibit to Form 8-K, filed on August 8, 2016).

3.2	Articles of Supplementary of the Registrant dated September 16, 2016 (Filed as exhibit to Form 8-K, filed on September 20, 2016).

3.3	Articles of Supplementary of the Registrant dated December 1, 2016 (Filed as exhibit to Form 8-K, filed on December 5, 2016).

3.4	Articles of Amendment and Restatement, effective March 31, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).

3.5	Articles of Amendment and Restatement, effective March 31, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).

3.6	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form 8-K, filed on May 29, 2020).

3.7	Articles of Supplementary of the Registrant, dated July 8, 2021 (Filed as an exhibit to Form 8-K, filed on July 8, 2021).

3.8	Amended and Restated Bylaws of Registrant (Filed as exhibit to Form S-11/A (Registration No. 333-177262) previously filed on February 14, 2012 pursuant to the Securities Act of 1933).

3.9	Bylaws of Wheeler Real Estate Investment Trust, Inc., as amended (Filed as exhibit to Form 8-K, filed on May 29, 2020).

3.10	Certificate of Correction of Articles Supplementary (Filed as exhibit to Form 8-K, filed on May 4, 2018).

3.11	Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form S-11 (Registration No. 333-198245) previously filed on August 20, 2014 pursuant to the Securities Act of 1933).

3.12	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series A Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on April 15, 2015).

3.13	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Series B Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on July 15, 2016).

3.14	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on September 20, 2016).

3.15	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Additional Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on December 5, 2016).

3.16	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form 8-K, filed on September 5, 2019).

3.17	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P., dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).

3.18	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).

4.1	Form of Certificate of Common Stock of Registrant (Filed as exhibit to Form 8-K, filed on April 3, 2017).

4.2	Form of Certificate of Series B Preferred Stock of Registrant (Filed as exhibit to Form S-11/A (Registration No. 333-194831) previously filed on April 23, 2014 pursuant to the Securities Act of 1933).

4.3	Form of Certificate of Series D Preferred Stock of the Registrant (Filed as exhibit to Form 8-K, filed on September 20, 2016).

4.4	Description of Securities (Filed as exhibit to From 10-K, filed on March 18, 2021).

4.5	Form of Indenture.**

4.6	Form of Note (included in Exhibit 4.5).**

4.7	Form of Rights Certificate.**

4.8	Subscription Agent Agreement, dated June 18, 2021, by and between Wheeler Real Estate Investment Trust, Inc., Computershare Trust Company, N.A. and Computershare Inc.**

5.1	Opinion of Gordon Feinblatt LLC as to the legality of certain securities being registered.**

5.2	Opinion of Cadwalader, Wickersham & Taft LLP as to the legality of the Notes being registered.**

8.1	Opinion of Williams Mullen as to certain tax matters.**

10.1	Wheeler Real Estate Investment Trust, Inc. 2015 Long-Term Incentive Plan (Filed as exhibit to Form 8-K, filed on June 8, 2015).

10.2	Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan (Filed as exhibit to Form 8-K, filed on June 16, 2016).

10.3	Stock Appreciation Rights Agreement, dated August 4, 2020, between Wheeler Real Estate Investment Trust, Inc. and Daniel Khoshaba (Filed as exhibit to Form 8-K, filed on August 5, 2020).

10.4	Employment Agreement with David Kelly (Filed as exhibit to Form 8-K, filed on February 20, 2018).

10.5	Employment Agreement with Matthew Reddy (Filed as exhibit to Form 8-K, filed on February 20, 2018).

10.6	Employment Agreement with M. Andrew Franklin (Filed as exhibit to Form 8-K, filed on February 20, 2018).

10.7	Employment Agreement with Crystal Plum (Filed as exhibit to Form 8-K, filed on February 20, 2020).

10.8	Tax Protection Agreement dated October 24, 2014, by and among Jon S. Wheeler, Wheeler REIT, L.P., and Wheeler Real Estate Investment Trust, Inc (Filed as exhibit to Form 8-K, filed on October 30, 2014).

10.9	Shareholders Rights Agreement, dated March 19, 2015, by and between Wheeler Real Estate Investment Trust, Inc. and Westport Capital Partners LLC as agent on behalf of certain investor (Filed as exhibit to Form 8-K, filed on March 19, 2015).

10.10	Letter Agreement, dated March 19, 2015, by and between Wheeler Real Estate Investment Trust, Inc. and Jon S. Wheeler (Filed as exhibit to Form 8-K, filed on March 19, 2015).

10.11	Tax Protection Agreement dated February 8, 2017 (Filed as exhibit to Form 8-K, filed on February 10, 2017).

10.12	Amended and Restated Credit Agreement dated December 21, 2017 (Filed as exhibit to Form 8-K, filed on December 22, 2017).

10.13	Keybank Letter Agreement Amendment to the Amended and Restated Credit Agreement dated March 2, 2018 (Filed as exhibit to Form 8-K/A, filed on March 7, 2018).

10.14	KeyBank Letter Amendment to the Amended and Restated Credit Agreement dated August 7, 2018 (Filed as exhibit to Form 8-K/A, filed on August 8, 2018).

10.15	KeyBank Letter Amendment to the Amended and Restated Credit Agreement dated October 15, 2018 (Filed as exhibit to Form 8-K/A, filed on October 19, 2018).

10.16	KeyBank Letter Amendment to the Amended and Restated Credit Agreement dated February 28, 2019 (Filed as exhibit to Form 8-K/A, filed on March 14, 2019).

10.17	First Amendment to the KeyBank Amended and Restated Credit Agreement dated April 25, 2019 (Filed as exhibit to Form 8-K/A, filed on May 1, 2019).

10.18	Second Amendment to the KeyBank Amended and Restated Credit Agreement dated January 24, 2020 (Filed as exhibit to Form 8-K, filed on January 28, 2020).

10.19	Equity Interests Pledge and Security Agreement to the KeyBank Amended and Restated Credit Agreement dated January 24, 2020 (Filed as exhibit to Form 8-K, filed on January 28, 2020).

10.20	Third Amendment to the KeyBank Amended and Restated Credit Agreement dated July 20, 2020 (Filed as exhibit to Form 8-K, filed on July 24, 2020).

10.21	Purchase and Sale Agreement dated November 3, 2016 between WHLR-JANAF, LLC, JANAF Shopping Center, LLC, JANAF Shops, LLC, JANAF HQ, LLC, and JANAF Crossing, LLC (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.22	First Amendment to JANAF Purchase and Sale Agreement, dated December 2, 2016 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.23	Second Amendment to JANAF Purchase and Sale Agreement, dated January 6, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.24	Third Amendment to JANAF Purchase and Sale Agreement, dated January 9, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.25	Fourth Amendment to JANAF Purchase and Sale Agreement, dated January 11, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.26	Fifth Amendment to JANAF Purchase and Sale Agreement, dated January 13, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.27	Sixth Amendment to JANAF Purchase and Sale Agreement, dated February 3, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.28	Seventh Amendment to JANAF Purchase and Sale Agreement, dated March 6, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.29	Eighth Amendment to JANAF Purchase and Sale Agreement, dated March 7, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.30	Ninth Amendment to JANAF Purchase and Sale Agreement, dated March 8, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.31	Tenth Amendment to JANAF Purchase and Sale Agreement, dated June 9, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.32	Eleventh Amendment to JANAF Purchase and Sale Agreement, dated October 17, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.33	Twelfth Amendment to JANAF Purchase and Sale Agreement, dated November 9, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.34	Thirteenth Amendment to JANAF Purchase and Sale Agreement, dated November 30, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.35	Fourteenth Amendment to JANAF Purchase and Sale Agreement, dated December 19, 2017 (Filed as exhibit to Form 8-K, filed on January 9, 2018).

10.36	Fifteenth Amendment to JANAF Purchase and Sale Agreement, dated January 17, 2018 (Filed as exhibit to Form 10-K, filed on March 7, 2018).

10.37	JANAF Loan Agreement dated June 5, 2013 (Filed as exhibit to Form 8-K, filed on January 23, 2018).

10.38	Powerscourt Financing Agreement, dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).

10.39	Common Stock Purchase Warrant, dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).

10.40	Powerscourt Registration Rights Agreement, dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).

10.41	Magnetar/AY2 Financing Agreement, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).

10.42	Form of Common Stock Purchase Warrant, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).

10.43	Magnetar/AY2 Registration Rights Agreement, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).

10.44	Backstop Commitment Letter, dated July 8, 2021, by and between Wheeler Real Estate Investment Trust, Inc. and Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund - F LLC, and Purpose Alternative Credit Fund - T LLC, AY2 Capital LLC.**

14.1	Code of Ethics (Filed as exhibit to Form S-11 (Registration No. 333-177262) previously filed on October 12, 2011 pursuant to the Securities Act of 1933).

21.1	Subsidiaries of Registrant (Filed as exhibit to Form 10-K, filed on March 18, 2021).

23.1	Consent of Cherry Bekaert LLP.*

23.2	Consent of Gordon Feinblatt LLC (included in Exhibit 5.1).**

23.3	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 5.2).**

23.4	Consent of Williams Mullen (included in Exhibit 8.1).**

24.1	Power of Attorney (included on Signature Page of Registration Statement).**

25.1	Statement of Eligibility of Trustee on Form T-1.**

99.1	Form of Instructions for Use of Wheeler Real Estate Investment Trust, Inc. Rights Certificates.**

99.2	Form of Letter to Stockholders who are Record Holders.**

99.3	Form of Letter to Brokers, Dealers, Banks and Other Nominee Holders.**

99.4	Form of Beneficial Owner Election Form.**

99.5	Form of Notice of Guaranteed Delivery for Rights Certificates.**

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia, on July 21, 2021.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Andrew Franklin
Andrew Franklin
Interim Chief Executive Officer (Principal Executive Officer)

By:	/s/ Crystal Plum
Crystal Plum
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Andrew Franklin	Interim Chief Executive Officer	July 21, 2021
Andrew Franklin	(Principal Executive Officer)

/s/ Crystal Plum	Chief Financial Officer	July 21, 2021
Crystal Plum	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Chair of the Board	July 21, 2021
Stefani D. Carter

/s/ *	Director	July 21, 2021
Andrew Jones

/s/ *	Director	July 21, 2021
Clayton (“Chip”) Andrews

/s/ *	Director	July 21, 2021
Joseph D. Stilwell

/s/ *	Director	July 21, 2021
Paula J. Poskon

/s/ *	Director	July 21, 2021
Kerry G. Campbell

/s/ *	Director	July 21, 2021
E.J. Borrack

*By:	/s/ Andrew Franklin
Andrew Franklin Attorney-in-fact

*By:	/s/ Crystal Plum
Crystal Plum Attorney-in-fact